EXHIBIT 4.8

$1,150,000,000

RECEIVABLES PURCHASE AGREEMENT

Dated as of December 20, 2007

among

LYONDELLBASELL RECEIVABLES I, LLC, as the Seller,

LYONDELL CHEMICAL COMPANY, as the Servicer,

THE BANKS AND OTHER FINANCIAL INSTITUTIONS PARTY HERETO,
as Purchasers,

and

CITIBANK, N.A.,

as Administrative Agent and Asset Agent,

CITIGROUP GLOBAL MARKETS INC.
GOLDMAN SACHS CREDIT PARTNERS L.P.,
MERRILL LYNCH CAPITAL CORPORATION,
ABN AMRO INCORPORATED
and
UBS SECURITIES LLC,
as Joint Lead Arrangers
and Joint Bookrunners

		Page

EXHIBITS		1

SCHEDULES		2

RECEIVABLES PURCHASE AGREEMENT		1

PRELIMINARY STATEMENTS:		1

ARTICLE I Definitions		1

Section 1.1	Certain Defined Terms.	1

Section 1.2	Other Terms.	26

Section 1.3	Computation of Time Periods.	27

ARTICLE II Amounts and Terms of the Purchases		27

Section 2.1	Commitment.	27

Section 2.2	Making Purchases.	27

Section 2.3	Swing Purchases	28

Section 2.4	Termination or Reduction of the Commitments; Voluntary Reductions of Capital.	30

Section 2.5	Receivable Interest.	30

Section 2.6	Ordinary Settlement Procedures.	31

Section 2.7	Triggering Event Settlement Procedures.	32

Section 2.8	Liquidation Settlement Procedures.	34

Section 2.9	General Settlement Procedures.	35

Section 2.10	Payments and Computations, Etc.	36

Section 2.11	Yield and Fees.	36

Section 2.12	Special Provisions Governing Capital Investments at the Applicable LIBO Rate.	37

Section 2.13	Increased Capital.	39

Section 2.14	Taxes.	39

Section 2.15	Sharing of Payments, Etc.	41

Section 2.16	Conversion/Continuation Option.	41

Section 2.17	Duty to Mitigate; Assignment of Commitments Under Certain Circumstances.	42

Section 2.18	Restricted Accounts; Investment of Amounts in the Cash Assets Account.	43

Section 2.19	Optional Increase in Commitments.	43

ARTICLE III Conditions of Purchases		44

i

(continued)

ii

(continued)

iii

EXHIBITS

EXHIBIT A	Form of Assignment and Acceptance

EXHIBIT B	Form of Seller Report

EXHIBIT C	Form of Lock-Box Agreement

EXHIBIT D	Form of Receivables Sale Agreement

EXHIBIT E	Form of Consent and Agreement

EXHIBIT F	Form of Notice of Purchase

EXHIBIT G	Form of Swing Purchase Request

EXHIBIT H	Form of Notice of Conversion or Continuation

EXHIBIT I-l	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, Counsel to the Seller and each Originator

EXHIBIT I-2	Form of Opinion of Internal Counsel to the Seller and each Originator

EXHIBIT I-3	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, Counsel to the Seller and each Originator (true sale and no substantive consolidation opinion)

EXHIBIT J	Form of Undertaking

EXHIBIT K-1	Form of Intercreditor Agreement

EXHIBIT K-2	Form of ABL Intercreditor Agreement

EXHIBIT K-3	Form of Basell Capital Intercreditor Agreement

SCHEDULES

SCHEDULE I	Agents Account, Cash Assets Account, Concentration Account, Seller Account, Sweep Account, Lock-Box Banks and Lock-Box Accounts

SCHEDULE II	Credit and Collection Policy

SCHEDULE III	Jurisdiction of Incorporation, Organizational Identification Number and Location of the Sellers Principal Place of Business, Chief Executive Office and Office Where Records are Kept

SCHEDULE IV	Financing Statements

SCHEDULE V	Approved Non-U.S./Canadian Jurisdictions

SCHEDULE VI	Certain Obligors

SCHEDULE X	Commitment Schedule

RECEIVABLES PURCHASE AGREEMENT

RECEIVABLES PURCHASE AGREEMENT dated as of December 20, 2007 (this Agreement) among LYONDELLBASELL RECEIVABLES I, LLC, a Delaware limited liability company (the Seller), LYONDELL CHEMICAL COMPANY (which is the surviving entity following its merger with BIL Acquisition Holdings Limited), a Delaware corporation, as the Servicer (as hereinafter defined), the banks and other financial institutions listed on Schedule X hereto as the Initial Purchasers (the Initial Purchasers) and CITIBANK, N.A., as Administrative Agent and Asset Agent.

PRELIMINARY STATEMENTS:

The Seller will from time to time purchase or otherwise acquire from the Originators, Pool Receivables in which the Seller intends to sell interests referred to herein as Receivable Interests.

The Purchasers may at any time and from time to time purchase Receivable Interests from the Seller.

Lyondell has been requested and is willing to act as the Servicer upon the terms and subject to the conditions set forth herein.

Citibank has been requested and is willing to act as the Agent upon the terms and subject to the conditions set forth herein.

Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.1           Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

ABF Agreement means the Credit Agreement dated as of December 20, 2007 among Lyondell and its Subsidiaries and Affiliates party thereto, the lenders and agents party thereto and Citibank, as administrative agent and collateral agent.

ABF Collateral Availability means Collateral Availability as defined in the ABF Agreement.  For the avoidance of doubt, if the ABF Agreement ceases to be in effect, ABF Collateral Availability shall be deemed to be zero.

ABF Collateral Documents means the Collateral Documents as defined in the ABF Agreement.

ABF Excess Availability means Excess Availability as defined in the ABF Agreement.  For the avoidance of doubt, if the ABF Agreement ceases to be in effect, ABF Excess Availability shall be deemed to be zero.

Acquisition means the merger of BIL Acquisition into Lyondell pursuant to the Acquisition Agreement.

Acquisition Agreement means that certain Agreement and Plan of Merger, dated as of July 16, 2007, by and among the Company, BIL Acquisition and Lyondell.

Adjusted LIBO Rate means, with respect to any Yield Period for any Capital Investment, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBO Rate by (b) a percentage equal to (i) 100% minus (ii) the reserve percentage applicable 2 Business Days before the first day of such Yield Period under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the LIBO Rate is determined) having a term equal to such Yield Period.

Affiliate means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.  The term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, controlling and controlled have meanings correlative of the foregoing; provided, however, that none of the Arrangers or their respective Affiliates shall be deemed an Affiliate of any Transaction Party.

Agent means Citibank, in its capacity as administrative agent for the Purchasers under the Transaction Documents, and its successors in such capacity.

Agents Account means the Deposit Account of the Agent identified in Schedule I hereto, or such other account as the Agent shall specify in writing to the Seller, the Servicer and the Purchasers.

Agents Fee means those agency fees attributable to the Agents role under the Transaction Documents set forth in the Fee Letter.

Alternate Base Rate means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a)           the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibanks base rate (or equivalent rate otherwise named);

(b)           the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from 3 New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and

(c)           0.5% per annum plus the Federal Funds Rate.

Anti-Terrorism Laws means:

(a)           the Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism;

(b)           the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)           the Money Laundering Control Act of 1986, Public Law 99-570;

(d)           the International Emergency Economic Powers Act, 50 U.S.C. 1701 et seq, the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq, any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury; and

(e)           any similar law enacted in the United States of America subsequent to the date of this Agreement.

Anti-Terrorism Party means  any person listed:

(a)           in the Annex to Executive Order No. 13224 on Terrorist Financing, effective September 2001;

(b)           on the "Specially Designated Nationals and Blocked Persons" list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury;

(c)           in any successor list to either of the foregoing; or

(d)           any person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224 on Terrorist Financing, effective September 2001.

Applicable Base Rate for any period for any Capital Investment, an interest rate per annum equal to the sum of (a) the Alternate Base Rate in effect from time to time plus (b) the Applicable Margin.

Applicable LIBO Rate for any Yield Period for any Capital Investment, an interest rate per annum equal to the sum of (a) the Adjusted LIBO Rate for such Yield Period plus (b) the Applicable Margin.

Applicable Margin means (a) for the initial period commencing on the Closing Date and ending on the last day of the calendar month in which the Agent receives unaudited financial statements of the Company and its consolidated subsidiaries as of, and for the fiscal quarter ending, June 30, 2008 in accordance with and satisfying the requirements of Section 5.5(b), in the case of Capital Investments having a Yield determined with reference to the Alternate Base Rate, 0.75% per annum and, in the case of Capital Investments having a Yield determined with reference to the Adjusted LIBO Rate, 1.75% per annum; and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Average Monthly Excess Availability (determined as of the last day of the most recently concluded calendar month):

Average Monthly Excess Availability	Alternate Base Rate	Adjusted LIBO Rate
Greater than or equal to $1,500,000,000	0.50%	1.50%
Less than $1,500,000,000 and greater than or equal to $500,000,000	0.75%	1.75%
Less than $500,000,000	1.00%	2.00%

provided, however, that upon the occurrence and during the continuance of an Event of Termination, the Applicable Margin shall be the sum of the otherwise applicable rate set forth in the table above for Alternate Base Rate or Adjusted LIBO Rate, as the case may be, plus 2.00% per annum.  Changes in the Applicable Margin resulting from a change in the Average Monthly Excess Availability for any calendar month shall become effective as to all Capital Investments on the first day of the next calendar month.

Applicable Reserve means, at any date, an amount equal to (NRPB x RP) plus such reserves as agreed upon by the Agent and the Seller, with adjustments effective upon at least five Business Days notice by the Agent, where:

NRPB = the Net Receivables Pool Balance at the close of business of the Servicer on such date.

RP = the Reserve Percentage at the close of business of the Servicer on such date.

Applicable Unused Commitment Fee Rate means (i) for the initial period commencing on the Closing Date and ending on the last day of the calendar month in which the Agent receives unaudited financial statements of the Company and its consolidated subsidiaries as of, and for the fiscal quarter ending, June 30, 2008 in accordance with and satisfying the requirements of Section 5.5(b), 0.25% per annum, and (ii) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Average Monthly Excess Availability (determined as of the last day of the most recently concluded calendar month):

Average Monthly Excess Availability	Applicable Unused Commitment Fee Rate
Greater than or equal to $1,500,000,000	0.30%
Less than $1,500,000,000 and greater than or equal to $500,000,000	0.25%
Less than $500,000,000	0.25%

Changes in the Applicable Unused Commitment Fee Rate resulting from a change in the Average Monthly Excess Availability for any calendar month shall become effective on the first day of the next calendar month.

Applicable Yield means (a) for any Capital Investment (other than in respect of Swing Purchases), at the Sellers election upon written notice to the Agent, given not later than 11:00 A.M. (New York time) on the third Business Day preceding (in the case of the Applicable LIBO Rate) or the Business Day of (in the case of the Applicable Base Rate) the applicable Investment Event, the Applicable LIBO Rate or the Applicable Base Rate, as the case may be and (b) for any Capital Investment in respect of a Swing Purchase, and for each other Obligation hereunder, the Applicable Base Rate.

Approved Electronic Communications means each notice, demand, communication, information, document and other material that the Seller or Servicer is obligated to, or otherwise chooses to, provide to the Agent pursuant to any Transaction Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that Approved Electronic Communication shall, unless otherwise agreed by the Agent, exclude (x) any Notice of Purchase, Swing Purchase Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Purchase, (ii) any notice relating to the payment due under any Transaction Document prior to the scheduled date therefor, (iii) any notice of any Potential Event of Termination or Event of Termination and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Articxle III or any other condition to any Purchase or other Investment Event.

Approved Electronic Platform has the meaning specified in Section 8.7.

Approved Fund means any fund that, in the ordinary course of its business, invests in bank loans and financial assets of a type similar to the Receivable Interests and that is advised or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) a Person or an Affiliate of a Person that administers or manages a Purchaser.

Arrangers means Citigroup Global Markets Inc., Goldman Sachs Credit Partners, L.P., Merrill Lynch Capital Corporation, ABN AMRO Incorporated and UBS Securities LLC.

Asset Agent means Citibank in its capacity as asset agent under the Transaction Documents.

Assignee means in the case of any assignment of any rights and obligations pursuant to Section 9.1, any assignee of such rights and obligations.

Assignment and Acceptance means an assignment and acceptance, in substantially the form of Exhibit A hereto, entered into by any Purchaser and an Assignee pursuant to Section 9.1.

Available Capital means, at any time (a) the Maximum Capital minus (b) the aggregate Capital outstanding at such time.

Average Monthly Excess Availability means, for any calendar month, the sum, without duplication, of (i) the average daily Total Excess Availability plus (ii) the average daily unrestricted cash of the Originators and their respective Subsidiaries (as determined by Lyondell from treasury records on a non-GAAP basis), in each case for such calendar month.

Bankruptcy Code means title 11, United States Code.

BIL Acquisition means BIL Acquisition Holdings Limited, a Delaware corporation and Wholly Owned Subsidiary of the Company.

Business Day means any day which is not a Saturday, Sunday or legal holiday in the State of New York or the State of Texas on which banks are open for business in New York City and Houston, provided, however, that when used in connection with the Adjusted LIBO Rate, the term Business Day shall also exclude any day on which banks are not open for dealings in deposits in United States dollars in the London interbank market.

Capital means, at any time, the sum of all Capital Investments outstanding of all Purchasers and the Swing Purchaser at such time.

Capital Investment means, with respect to any Purchaser, or Swing Purchaser, as the case may be, and in respect of any Receivable Interest, the original amount paid to the Seller for such Receivable Interest at the time of its acquisition by such Purchaser or Swing Purchaser, as the case may be, pursuant to Section 2.1, 2.2 or 2.3, reduced from time to time by such Purchasers Ratable Portion of Collections received and distributed on account of such Capital pursuant to Section 2.6, 2.7 or 2.8 or, with respect to the Swing Purchaser, any amounts received pursuant to Section 2.3(e); provided, however, that if such Capital Investment in respect of such Receivable Interest shall have been reduced by any distribution of any portion of Collections and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Capital Investment in respect of such Receivable Interest shall be increased by the amount of such distribution, all as though such distribution had not been made.

Capitalized Lease Obligations of any Person means obligations of such Person and its consolidated subsidiaries to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property, which obligations are accounted for as a capital lease on the consolidated balance sheet of such Person, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Cash Assets Account means, collectively, the Deposit Account of the Seller identified on Schedule I hereto, or such other account as the Seller and the Agent may agree.

Cash Assets means any cash on deposit in, and Liquid Investments held in, the Cash Assets Account.

Cash Management Obligation means any direct or indirect liability, contingent or otherwise, of the Seller in respect of cash management services (including treasury, depository, overdraft, electronic funds transfer and other cash management arrangements) provided after the date hereof (regardless of whether these or similar services were provided prior to the date hereof by the Agent, any Purchaser or any Affiliate or any of them) by the Agent or the Asset Agent in connection with this Agreement or any other Transaction Document, including obligations for the payment of fees, interest, charges, expenses, reasonable attorneys fees and disbursements in connection therewith.

Change of Control means the occurrence of any of the following:

(1)           the Sponsor (as defined in the Senior Facility Credit Agreement) ceases to hold legally and beneficially:

(a)           issued share capital having the right to cast at least 51% (or, following a Listing, at least 35%) of the votes capable of being cast in general meetings of the Company; or

(b)           before a Listing, the right to determine the composition of the majority of the board of directors or equivalent body of the Company;

(2)           following a Listing, any Person or group of Persons acting in concert (other than the Sponsor) owns, directly or indirectly, a greater percentage of the issued share capital or issued share capital with voting rights of the Company than the Sponsor or, at any time, otherwise acquires control of the Company; or

(3)           the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or

(4)           the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company, other than, in each case, a transaction complying with the covenant described in Section 7.04 of the Senior Facility Credit Agreement; or

(5)           the Company shall cease to own, directly or indirectly, 100% of the Equity Interests in (x) the Seller or (y) any Originator unless such Originator ceases to be an Originator in accordance with Section 7.03 of the Receivables Sale Agreement.

Citibank means Citibank, N.A., a national banking association, and its successors.

Closing Date means December 20, 2007.

Code means the Internal Revenue Code of 1986, as amended from time to time.

Collections means, with respect to any Pool Receivable, all cash collections and other cash proceeds of such Pool Receivable, including (i) all cash proceeds of the Related Security with respect to such Pool Receivable and (ii) any amounts in respect of such Pool Receivable deemed to have been received, and actually paid, pursuant to Section 2.9(b) or Section 2.9(c).

Commitment means (i) in respect of each Initial Purchaser, the commitment of such Purchaser to make Purchases and acquire other Capital Investments in the aggregate amount set forth as the Commitment next to the name of such Initial Purchaser on Schedule X hereto and (ii) in respect of each other Purchaser that became a Purchaser by entering into an Assignment and Acceptance, the amount set forth as the Commitment for such Purchaser in the Register maintained by the Agent pursuant to Section 9.2, in each case, as such amount may be reduced from time to time as the result of any assignment of any Commitment or any portion thereof pursuant to Section 9.1 or as such amount may be reduced from time to time pursuant to Section 2.4(a).

Commitment Termination Date means the fifth anniversary of the Closing Date.

Company means Basell AF S.C.A. (to be renamed LyondellBasell Industries AF S.C.A), a company existing under the laws of the Grand Duchy of Luxembourg.

Compliance Period means the period commencing on the Closing Date and ending 30 days thereafter (or such longer period as the Agent may, in the good faith exercise of its discretion, determine to be warranted).

Concentration Account means the Deposit Account of the Seller identified on Schedule I hereto, or such other account as the Seller and the Agent may agree.

Consent and Agreement means a consent and agreement dated the Closing Date, in substantially the form of Exhibit E hereto, with respect to the Receivables Sale Agreement, duly executed by the Seller and each Originator.

Continuation means a continuation of a Capital Investment bearing Yield at the Applicable LIBO Rate for an additional Yield Period as permitted under Section 2.16.

Contract means a written agreement between any Originator and an Obligor, or, in the case of any open account agreement, as evidenced by an invoice (x) setting forth the amount payable, the payment due date and other relevant terms of payment and a description, in reasonable detail, of the goods or services covered thereby or (y) otherwise approved by the Agent in its Discretion from time to time (which approval shall not be unreasonably withheld), in each case pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.

Conversion means (i) any conversion of Capital Investments bearing Yield at the Applicable LIBO Rate to Capital Investments bearing Yield at the Applicable Base Rate and (ii) any conversion of Capital Investments bearing Yield at the Applicable Base Rate to Capital Investments bearing Yield at the Applicable LIBO Rate.

Credit and Collection Policy means those credit and collection policies and practices in effect on the date hereof relating to Contracts and Pool Receivables and described in Schedule II hereto, as modified from time to time in compliance with Section 5.3(f) and Section 5.6(a).

Debt of any Person means, without duplication, (a) the outstanding principal amounts of all obligations of such Person for borrowed money (including repurchase obligations), (b) the outstanding principal amounts of all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or letters of credit in support of bonds, notes, debentures or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person to pay the deferred purchase price of property or services under any conditional sale or other title retention agreement, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and accrued liabilities (i) that are incurred in the ordinary course of business and paid within 90 days after the date due or (ii) that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP), (f) all Capitalized Lease Obligations of such Person, (g) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (h) all Equity Interests of such Person which are subject to redemption otherwise than at the sole option of such Person, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed and (j) all Guarantees of such Person.

Debtor Relief Laws means the Bankruptcy Code of the United States, the Dutch Bankruptcy Act (Faillissementswet), the German Insolvency Law, the Luxembourg insolvency laws and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, faillissement, surseance van betaling, onderbewindstelling, ontbinding, or similar debtor relief Laws of the United States, The Netherlands, Luxembourg or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of Transaction Parties incorporated or organized in England, Wales or Hong Kong, administration, administrative receivership, voluntary arrangement and schemes of arrangement).

Deposit Account has the meaning set forth in Article 9 of the UCC.

Discretion refers to the Agents good faith exercise of its discretion in a manner consistent with its customary credit policies for receivables purchase or receivables-based credit facilities.  Except where a different standard of conduct is expressly provided for in the proviso to clause (d) of the definition of Eligible Receivable, actions by the Agent in respect of the determination of Eligible Receivables or the Net Receivables Pool Balance or the Applicable Reserve or in connection with any approval by the Agent of Contracts or other matters relating to the Pool Receivables and Related Security shall be taken by the Agent in its Discretion.

Eligible Receivable means each Pool Receivable arising out of the sale of inventory or the performance of services in the ordinary course of business by an Originator to a Person that is not an Affiliate of any Originator; provided, however, that a Pool Receivable shall not be an Eligible Receivable if any of the following shall be true:

(a)           any warranty contained in Section 4.1(h) of this Agreement with respect to such specific Receivable is not true and correct with respect to such Receivable; or

(b) the Obligor on such Receivable has disputed liability or made any claim with respect to such Receivable or any other Receivable due from such Obligor to the Seller or any Originator but only to the extent of such dispute or claim; or

(c)           [Reserved;]

(d)           the transaction represented by such Receivable is to an Obligor which, if a natural person, is not a resident of the United States or, if not a natural person, is organized under the laws of a jurisdiction outside the United States or has its chief executive office outside the United States (it being understood for purposes of this clause (d) that a territory of the United States that has enacted Revised Article 9 of the Uniform Commercial Code and Puerto Rico are considered to be part of the United States), unless (i) such Receivable is backed by a letter of credit acceptable to the Agent, in its reasonable discretion and (x) such letter of credit names the Agent (for the benefit of itself and each Purchaser) as the beneficiary or (y) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Agent, (ii) such Obligor is, if a natural person, a resident of Canada or, if not a natural person, is organized under the laws of Canada or a province thereof and has its chief executive office in Canada and such Receivable is denominated in U.S. Dollars or (iii) such Receivable is backed by insurance reasonably acceptable to the Agent and the relevant insurance policy names the Agent (for the benefit of itself and each Purchaser) as additional insured and loss payee; provided, however, that the Receivables of any Obligor located in a jurisdiction outside the United States or Canada approved by the Agent in its sole discretion, which jurisdiction shall be listed in Schedule V hereto as and when approved by the Agent, and which Obligor is listed on Schedule VI-A hereto (as of the date hereof and as such Schedule may be updated from time to time by the Originators upon five Business Days prior written notice to the Agent), shall be Eligible Receivables pursuant to this clause (d) to the extent that (A) such Receivables are denominated in U.S. Dollars and arise from sales of inventory shipped from the United States and (B) the aggregate Outstanding Balance of all such Receivables does not exceed 15% of the Outstanding Balance of all Eligible Receivables; or

(e)           the sale to such Obligor represented by such Receivable is not a final sale (e.g., such sale is on a bill-and-hold, guaranteed sale, sale-and-return or sale-on-approval basis or, until billed, a consignment basis); or

(f)           such Receivable is subject to any Lien other than a Permitted Lien described in clause (i) or (ii) of the definition thereof; or

(g)           such Receivable is subject to any deduction, offset, counterclaim, return privilege or other conditions (other than (i) sales discounts given in the ordinary course of the Originators business and reflected in the amount of such Receivable as set forth in the invoice or other supporting material therefor or (ii) an offset or counterclaim of a nature specifically addressed in another clause of this definition) but only to the extent of the amount of such deduction, offset, counterclaim, return privilege or other condition being asserted by the Obligor; or

(h)           the Obligor on such Receivable is located in any State of the United States requiring the holder of such Receivable, as a precondition to commencing or maintaining any action in the courts of such State either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a Notice of Business Activities Report with the appropriate office or agency of such State, in each case unless (x) the holder of such Receivable has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State or (y) such failure to receive such certificate or to file such notice is capable of being remedied without any material delay or material cost; or

(i)            the Obligor on such Receivable is a Governmental Authority, unless the applicable Originator and the Seller have each assigned its rights to payment of such Receivable to the Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(j)            50% or more of the Outstanding Balance of the Receivables of the Obligor are not Eligible Receivables by reason of clause (b) or (g) above or clause (o) below; provided that Receivables that are determined not to be Eligible Receivables, solely as a result of the provisions of clause (n) below, shall be excluded in calculating such percentage; or

(k)            the payment obligation represented by such Receivable is denominated in a currency other than U.S. Dollars; or

(l)            such Receivable is not evidenced by an invoice that would be a Contract or by other supporting material acceptable to the Agent, in its Discretion; provided, however, that this clause (l) shall not render ineligible Unbilled Receivables that would otherwise constitute Eligible Receivables under other clauses of this definition; or

(m)           any Originator, the Seller or any other Person, in order to be entitled to collect such Receivable, is required to deliver any additional goods or merchandise to, perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(n)           the total Receivables of such Obligor to the Originators (taken as a whole) represent more than 15% (or such lesser percentage with respect to certain Obligors as the Agent may determine in its Discretion) of the Outstanding Balance of the Eligible Receivables of the Originators (taken as a whole) at such time, but only to the extent of such excess; or

(o)           such Receivable (or any portion thereof) remains unpaid for more than (i) 60 days from the original payment due date, or (ii) if such Receivable arises from the sale of inventory, 90 days from the original invoice date thereof or, in the case of any such Receivable from an Obligor listed, and with the payment terms described, in Schedule VI-B hereto (as of the date hereof and as such Schedule may be updated from time to time by the Originators upon five Business Days prior written notice to the Agent), 120 days from the original invoice date thereof, provided that such Receivables from such Obligors listed in Schedule VI-B shall be Eligible Receivables under this clause (o) only to the extent that the Outstanding Balance of all such Receivables does not exceed 10% of the Outstanding Balance of all Eligible Receivables; or

(p)           the Obligor on such Receivable (i) has (A) pending, by or against such Obligor, a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, (B) an assignment for the benefit of creditors, (C) any other application for relief under the Bankruptcy Code or any such other law or (D) the appointment of a receiver or a trustee for all or a substantial part of its assets or affairs or (ii) has, while such Receivable remains outstanding, failed, suspended business operations, become insolvent or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation; or

(q)           consistent with the Credit and Collection Policy, such Receivable is or should be written off the Sellers or any Originators books as uncollectible; or

(r)           such Receivable is not payable into a Lock-Box Account, or that Lock-Box Account is not, following the Compliance Period, the subject of a Lock-Box Agreement; or

(s)           such Receivable does not arise under a Contract which has been duly authorized and which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms; or

(t)            such Receivable, together with the Contract related thereto, contravenes in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) or with respect to which the applicable Originator is in violation of any such law, rule or regulation in any material respect; or

(u)           such Receivable does not satisfy the requirements of the Credit and Collection Policy in all material respects; or

(v)           such Receivable does not constitute an account within the meaning of Section 9-102(a)(2) of the UCC of the jurisdiction the law of which governs the perfection of the interest created by a Receivable Interest; or

(w)           the sale to such Obligor on such Receivable is on a F.O.B. customer basis but only for so long as the inventory giving rise to such Receivable has not yet arrived at its destination and possession thereof has not been taken by the Obligor; or

(x)           such Receivable (i) is subject to an unsecured claim in favor of a surety or (ii) arises under a Contract that is not governed by the laws of the United States or a State thereof; or

(y)           such Receivable is an Unbilled Receivable; provided, however, that Unbilled Receivables in respect of inventory that have been shipped shall be Eligible Receivables under this clause (y) to the extent that the Outstanding Balance of all such Receivables does not exceed 25% (or, if such determination is being made at any time other than as of the last day of any calendar month, 35%) of the Outstanding Balance of all Eligible Receivables; provided, further, however, that any Unbilled Receivable as to which an invoice has not been issued to the relevant Obligor more than 31 days after the date of the sale of goods by the relevant Originator giving rise to such Receivable shall not be an Eligible Receivable; or

 (z)           there is a chargeback represented by the unpaid portion of such Receivable as to which less than full payment was made; or

(aa)          such Receivable is billed in advance of the relevant shipment of inventory or performance of services; or

(bb)         such Receivable arises under a Contract that (i) specifies a fixed price and fixed volume for 90 or more days and (ii) provides for material liquidated damages; or

(cc)          (i) such Receivable does not comply with such other reasonable criteria and requirements (other than those relating to the collectibility of such Receivable) as the Agent, in its Discretion, may from time to time specify to the Seller upon 30 days notice, or (ii) the Agent, based upon such credit and collateral considerations as it may deem appropriate, in the exercise of its Discretion, and upon at least five Business Days notice, notifies the Seller of its determination that such Receivable might not be paid or is otherwise ineligible, in which event such Receivable shall not be an Eligible Receivable on the effective date of ineligibility specified in such notice.

For the avoidance of doubt, it is acknowledged and agreed that any calculation of ineligibility made pursuant to more than one clause above shall be made without duplication.

Equistar means Equistar Chemicals, LP, a Delaware limited partnership.

Equity Interest means, with respect to any Person, all of the capital stock of such Person and all warrants, options or other rights to acquire the capital stock of such Person including any contribution from shareholders without any issuance of shares (but excluding any debt security that is convertible into, or exchangeable for, such capital stock).

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate means any trade or business (whether or not incorporated) that is under common control with any Transaction Party within the meaning of Section 414 of the Code or Section 4001 of ERISA.

ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (d ) a withdrawal by a Transaction Party, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (e) a complete or partial withdrawal by a Transaction Party, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (f) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan, in each case where Pension Plan assets are not sufficient to pay all Plan liabilities; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Transaction Party, any Subsidiary or any ERISA Affiliate; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Transaction Party or any Restricted Subsidiary.

Eurocurrency Liabilities has the meaning assigned to that term in Regulation D of the FRB.

Events of Termination has the meaning specified in Section 7.1.

Exchange Act means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

Existing Programs means (i) the receivables securitization facility established pursuant to the receivables sale agreement dated as of December 17, 2003, as amended, among Equistar, as seller, Equistar Receivables II, LLC as buyer, and Equistar, as buyers servicer, and the Receivables Purchase Agreement dated as of December 17, 2003, as amended, among Equistar Receivables II, LLC and the purchasers and agents party thereto and (ii) the receivables securitization facility established pursuant to the receivables sale agreement dated as of December 17, 2003, as amended, among Lyondell as seller, Lyondell Funding II, LLC as buyer, and Lyondell, as the buyers servicer, and the Receivables Purchase Agreement dated as of December 17, 2003, as amended, among Lyondell Funding II, LLC and the purchasers and agents party thereto.

Federal Funds Rate means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

Fee Letter means the Fee Letter dated October 29, 2007 among the Company and the financial institutions party thereto.

Fiscal Year means each twelve-month period ending on December 31.

Foreign Plan means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a Transaction Party or any Subsidiary with respect to employees employed outside the United States.

FRB means the Board of Governors of the Federal Reserve System of the United States.

GAAP means generally accepted accounting principles in the United States of America as in effect from time to time as adopted by the Company; provided that the Company may make a one-time election to switch to IFRS, if permitted to do so by the SEC in its filings with the SEC, and following such election and the notification in writing to the Administrative Agent by the Company thereof, GAAP shall mean IFRS. After such election, the Company cannot subsequently elect to report under U.S. generally accepted accounting principles. If at any time the Company or the Servicer notifies the Agent in writing that the Company wishes to eliminate the effect of any change in GAAP on any provision of this Agreement, then such provision shall be applied on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Servicer and the Required Purchasers.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Guarantee of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the primary obligor) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (b) to purchase property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt.

Holding Company means, in relation to a company, corporation or other legal entity, any other company, corporation or other legal entity in respect of which the former company, corporation or other legal entity is a subsidiary.

HRLP means Houston Refining LP, a Delaware limited partnership.

Increasing Purchaser has the meaning specified in Section 2.19.

Indebtedness has the meaning specified in the Undertaking.

Indemnified Amounts has the meaning specified in Section 10.1.

Indemnified Party means the Agent, the Asset Agent, each Purchaser and each of their respective Affiliates, and each of the directors, officers, employees, agents, representative, attorneys, consultants and advisors of or to any of the foregoing.

Intercreditor Agreement shall mean, collectively, (i) the Intercreditor Agreement dated as of December 20, 2007 by and among Citibank, as Agent, Citibank, as Lender Agent, Seller, as Transferor, Lyondell, as Originator, as Initial Servicer and as Borrower, and the other Originators and Loan Parties from time to time party thereto, (ii) the Intercreditor Agreement dated as of December 20, 2007 among Citicorp North America, Inc. as Receivables Agent (as such term is defined therein), Citibank, N.A. as ABL Agent (as such term is defined therein), Basell Capital Corporation as Transferor (as defined therein), Basell USA as Originator, Receivables Servicer and Borrower (as defined therein), and the other originators and borrowers party thereto and (iii) the Intercreditor Agreement dated as of December 20, 2007 by and among Citibank, in its capacity as Senior Agent (as defined therein), Security Agent (as defined therein) and ABL Agent (as defined therein), the Interim Facility Agent (as defined therein), the High Yield Notes Trustee (as defined therein), the Arco Notes Trustee (as defined therein), the Equistar Notes Trustee (as defined therein), the Company, the subsidiaries of the Company specified therein and the other parties thereto from time to time, as amended, substantially in the forms of Exhibit K-1, K-2 and K-3.

Investment means, with respect to any Person, (a) all investments by such Person in another Person (including an Affiliate of such Person) in the form of direct or indirect loans, advances or extensions of credit to such other Person (including any Guarantee by such Person of Debt or capital stock of such other Person) or capital contributions or purchases or other acquisitions for consideration of Debt, Equity Interests or other securities of such other Person, together with all items that are or would be classified as investments of such investing Person on a balance sheet prepared in accordance with GAAP, and (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person; provided that (i) trade credit and accounts receivable in the ordinary course of business and (ii) commissions, loans, advances, fees and compensation paid in the ordinary course of business to officers, directors and employees.

Investment Event means any Purchase, Conversion and any Continuation.

Legal Reservations means;

(a)           the principle that equitable remedies may be granted or refused at the discretion of a court;

(b)           the limitation of enforcement by law relating to insolvency, reorganization, penalties and other laws generally affecting the rights of creditors;

(c)           the time barring of claims under the statutes of limitation;

(d)           the possibility that an undertaking to assume liability for or indemnify a person against the non-payment of UK stamp duty may be void;

(e)           defenses or set-off or counterclaim; and

(f)           principles which are set out in the qualifications as to matters of law in any legal opinion delivered on the Closing Date in connection with this Agreement.

LIBO Rate means, with respect to any Yield Period for any Capital Investment as to which Yield is based on the Applicable LIBO Rate, the rate appearing on Page 3750 of the MoneyLine Telerate Markets (or on any successor or substitute page of such service) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Yield Period, as the rate for Dollar deposits with a maturity comparable to such Yield Period.  In the event that such rate is not available at such time for any reason, then the LIBO Rate shall be the rate at which Dollar deposits in an amount approximately equal to the Capital Investment of Citibank and for a period comparable to such Yield Period are offered by the principal office of Citibank in London to prime banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Yield Period.

Lien means any mortgage, deed of trust, pledge, hypothecation, assignment, transfer for security purposes, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement, of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

Liquid Investments has the meaning set forth in Section 2.18(b).

Liquidation Cost has the meaning set forth in Section 2.12.

Liquidation Day means, for any Receivable Interest, each Business Day that occurs on or after the Termination Date.

Listing means a listing of all or any of the share capital of the Company or any of its Subsidiaries or any Holding Company or any of its Subsidiaries (excluding the Sponsor as defined in the Senior Facility Credit Agreement (to the extent not a Subsidiary of the Company) and any such Holding Company of the Company or any of its Subsidiaries, but in each case only if a majority of the investments of such company are not constituted by the Company or any of its Subsidiaries) on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to the Company or any of its Subsidiaries or any Holding Company of the Company or any of its Subsidiaries (excluding the Sponsor (to the extent not a Subsidiary of the Company) and any such Holding Company of the Company or any of its Subsidiaries, but in each case only if a majority of the investments of such company are not constituted by the Company or any of its Subsidiaries) in any jurisdiction or county.

Lock-Box Account means a Deposit Account (including, without limitation, any concentration account) maintained at a Lock-Box Bank for the purpose of receiving Collections and, following the end of the Compliance Period, subject to a valid Lock-Box Agreement.

Lock-Box Agreement means an agreement, in substantially the form of Exhibit C hereto (with such modifications thereto as consented to by the Agent), between any Originator or the Seller, as the case may be, the Agent, and a Lock-Box Bank.

Lock-Box Bank means any of the banks specified on Schedule I hereof and any other bank specified as a Lock-Box Bank in accordance with this Agreement, in each case holding one or more Lock-Box Accounts.

Lyondell means Lyondell Chemical Company (to be the surviving entity with and into which BIL Acquisition Holdings Limited will merge), a Delaware corporation.

Material Adverse Effect means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and its Restricted Subsidiaries taken as a whole, (b) material impairment of the ability of the Transaction Parties to perform any of their obligations under the Transaction Documents, (c) material impairment of the collectibility of the Pool Receivables generally or of any material portion of the Pool Receivables or the ability of the Servicer (if the Servicer is an Originator or an Affiliate of an Originator) to collect Pool Receivables or (d) material impairment of the rights of or benefits available to the Agent or the Purchasers under the Transaction Documents; provided, however, that a downgrade in any debt rating of any Transaction Party shall not, by itself, constitute a Material Adverse Effect.

Material Subsidiary has the meaning specified in the Senior Facility Credit Agreement.

Maximum Capital means, at any time, the lesser of (a) the Total Commitments and (b)(i) the Net Receivables Pool Balance minus (ii) the Applicable Reserve in effect at such time.

Millennium Holdings Group has the meaning specified in Article VII.

Multiemployer Plan means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Transaction Party, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years, has made or been obligated to make contributions or otherwise could reasonably be expected to incur liability.

Net Receivables Pool Balance means, at any time, the Outstanding Balance of the Eligible Receivables in the Receivables Pool as at such time reduced by (a) Unapplied Cash and Credits (to the extent not already deducted in determining the Outstanding Balance), (b) the Yield and Fee Reserve at such time and (c) to the extent not already deducted in determining Eligible Receivables, (i) amounts accrued or recorded by the Originators as a reserve in respect of volume rebates or other offsetting deductions, or in respect of credits in past due and (ii) such dilution reserves and other reductions as the Agent in its Discretion deems appropriate and as notified by the Agent to the Seller at least five Business Days prior to the effectiveness thereof.

New Purchaser has the meaning specified in Section 2.19.

Notice of Conversion or Continuation has the meaning specified in Section 2.16(a).

Notice of Purchase has the meaning specified in Section 2.2(a).

Obligations means, with respect to any Transaction Party, the obligations of such Transaction Party under the Transaction Documents (as the same may hereafter be amended, restated, extended, supplemented or otherwise modified from time to time) with respect to the due and punctual payment, whether at maturity, by acceleration or otherwise, of all monetary obligations of such Transaction Party, whether for fees, costs, indemnification or otherwise (other than Capital), including, with respect to the Seller, Yield, amounts payable as deemed Collections pursuant to Section 2.9(b) or 2.9(c), the Agents Fee, the Unused Commitment Fee, the Servicer Fee, Cash Management Obligations and amounts payable by the Seller pursuant to Section 2.12, 2.13, 2.14, 10.1 and 11.5.

Obligor means a Person obligated to make payments pursuant to a Contract.

Organization Documents means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation, association or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

Originator means any of Lyondell, Equistar and HRLP, and any other wholly owned subsidiary of the Company or Lyondell from time to time party to the Receivables Sale Agreement as a Seller thereunder.

Other Taxes has the meaning specified in Section 2.14(b).

Outstanding Balance of any Receivable at any time means the then outstanding principal balance thereof.

Parent means BI S..r.l., a socit responsabilit limite incorporated under the laws of the Grand Duchy of Luxembourg.

Participant Register shall have the meaning specified in Section 9.3.

Payment Date means (a) in respect of Yield, the Unused Commitment Fee and the Servicer Fee, (i) the second Business Day of each calendar month, commencing on the first such day following the Closing Date and (ii) if not previously paid in full, the Termination Date, and (b) with respect to all other Obligations of the Seller hereunder, the date such Obligation is due or otherwise on demand by the Agent from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

PBGC means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor thereto.

Pension Plan means any employee pension benefit plan (as such term is 1819 defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Transaction Party, any Subsidiary or any ERISA Affiliate or to which any Transaction Party, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years or with respect to which a Transaction Party, Subsidiary or ERISA Affiliate could reasonably be expected to incur liability (including under Section 4063 or 4069 of ERISA).

Permitted Lien means (i) an inchoate tax, PBGC Lien or other Lien arising solely by operation of law, (ii) a Lien created by the Transaction Documents, (iii) a Lien in favor of a Lock-Box Bank in respect of a Lock-Box Amount or (iv) a Lien in favor of a securities intermediary in respect of any securities account, or any securities entitlement therein, under the control (within the meaning of Section 9-104 of the UCC) of the Agent.

Person means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Plan means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by any Transaction Party or Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

Pool Receivable means a Receivable in the Receivables Pool.

Potential Event of Termination means any event that, with the giving of notice or the passage of time or both, would constitute an Event of Termination.

Principal Financial Officer of any Person means the chief financial officer, the treasurer or the principal accounting officer of such Person (including any Person designated by the board of directors or other governing body as a Principal Financial Officer for purposes of this Agreement or any other Transaction Document).  Any action taken or document delivered by a Principal Financial Officer pursuant to the Transaction Documents shall be taken or delivered in his capacity as such.

Purchase means a purchase by the Purchasers or the Swing Purchaser of a Receivable Interest from the Seller pursuant to Article II.

Purchasers means the Initial Purchasers and each Assignee that shall become a party hereto pursuant to Section 9.1.

Ratable Portion or ratably means, with respect to any Purchaser, the percentage obtained by dividing (a) the Commitment of such Purchaser by (b) the Total Commitments (or, at any time after the Termination Date, the percentage obtained by dividing the aggregate Capital Investments then owing to such Purchaser by the Capital then owing).

Receivable means the indebtedness (whether constituting accounts or general intangibles or chattel paper or otherwise) of any Obligor under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

Receivable Asset Availability means, at any time, (i) the sum of (x) the Net Receivables Pool Balance minus the Applicable Reserve in effect at such time, plus (y) Cash Assets at such time, minus (ii) the aggregate Capital outstanding at such time.

Receivables Excess Availability means, at any time, the sum of (i) Available Capital plus (ii) Cash Assets, determined as of the close of business on each Business Day giving effect to all changes in Cash Assets and in aggregate Capital outstanding during such Business Day.

Receivable Interest means, at any time, an undivided percentage ownership interest at such time in (a) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 2.5, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables.  Such undivided percentage interest for such Receivable Interest shall be computed as:

C + AR
NRPB

where:

C  = the outstanding Capital Investments made by the Purchasers or the Swing Purchasers, as the case may be, in connection with such Receivable Interest at such time;

AR  = the Purchasers or Swing Purchasers (as the case may be) Ratable Portion of the aggregate Applicable Reserve at such time; and

NRPB  = the Net Receivables Pool Balance at such time;

provided, however, that upon the occurrence of the Termination Date, the Receivable Interests then outstanding under this Agreement, if more than one Receivable Interest, shall be combined into one Receivable Interest hereunder (such one Receivable Interest, whether the one Receivable Interest then outstanding or the one Receivable Interest resulting from such combination of Receivable Interests, being the Special Receivable Interest) and such Special Receivable Interest shall be senior and prior to any undivided percentage ownership interest held by the Seller in (and, for the avoidance of doubt, while the Special Receivable Interest is greater than zero, the Seller shall not be entitled to assert or enforce any claim in respect of such retained undivided percentage ownership interest in) (i) all then outstanding Pool Receivables arising prior to the Termination Date, (ii) all Related Security with respect to such Pool Receivables and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables.

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 2.5.

Receivables Pool means at any time the aggregation of all then outstanding Receivables sold or otherwise transferred by the Originators to the Seller.

Receivables Sale Agreement means the Receivables Sale Agreement, dated as of the Closing Date, in substantially the form of Exhibit D hereto, among each Originator, as seller and, if applicable, as buyers servicer, and the Seller, as buyer.

Records means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, data processing software and related property and rights) relating to such Receivable and the related Obligor.

Register has the meaning specified in Section 9.2.

Regulation U means Regulation U of the FRB, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

Regulation X means Regulation X of the FRB, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

Related Security means with respect to any Receivable:

  (i)               all right, title and interest of the Seller in, under and to all security agreements and other Contracts that relate to such Receivable;

         (ii)               all of the Sellers interest in the goods (including returned goods), if any, relating to the sale which gave rise to such Receivable;

(iii)               all supporting obligations including all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract relating to such Receivable or otherwise, together with all financing statements authorized by an Obligor describing any collateral securing such Receivable;

(iv)               all letter of credit rights, guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract relating to such Receivable or otherwise;

 (v)               all Records relating to such Receivable (subject, in the case of Records consisting of computer programs, data processing software and other intellectual property under license from third parties, to restrictions imposed by such license on the sublicensing or transfer thereof);

(vi)              all of the Sellers right, title and interest in and to the following: (x) the Receivables Sale Agreement, including, without limitation, (A) all rights to receive moneys due and to become due under or pursuant to the Receivables Sale Agreement, (B) all rights to receive proceeds of any indemnity, warranty or guaranty with respect to the Receivables Sale Agreement, (C) claims for damages arising out of or for breach of or default under the Receivables Sale Agreement, and (D) the right to perform under the Receivables Sale Agreement and to compel performance and otherwise exercise all remedies thereunder; and (y) all lock-boxes to which Collections are sent or deposited and all Restricted Accounts, and all funds and investments therein, and

   (vii)               all cash proceeds of any and all of the foregoing.

Reportable Event means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

Required Net Receivables Pool Balance means, at any time, the sum of (i) the Capital at such time plus (ii) the aggregate Applicable Reserve at such time.

Required Purchasers means, at any time, Purchasers holding more than 50% of the aggregate Total Commitments or, after the Termination Date, more than fifty percent (50%) of the aggregate Capital at such time.

Requirement of Law means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Reserve Percentage means, as of the Closing Date, 15%, provided that the Reserve Percentage may, upon five Business Days notice by the Agent to the Seller and the Servicer, be increased or, subject to Section 11.1, decreased by the Agent at any time in its Discretion.

Responsible Officer means the chief executive officer, president, any vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Transaction Party and, as to any document delivered on the Closing Date, any secretary of such Transaction Party or anyone granted a power of attorney by the board of directors or other governing body of a Transaction Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Transaction Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Transaction Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Transaction Party.

Restricted Accounts means the Sellers Account, the Lock-Box Accounts, the Concentration Account, the Sweep Account and the Cash Assets Account.

Restricted Subsidiary has the meaning specified in the Senior Facility Credit Agreement.

Seller has the meaning specified in the preamble to this Agreement.

Seller Party means the Seller or the Servicer.

Seller Report means a report, in substantially the form of Exhibit B hereto, furnished by the Servicer to the Agent for the benefit of each Purchaser pursuant to Section 5.5(e).

Sellers Account means the Deposit Account of the Seller identified on Schedule I hereto.

Senior Facility Credit Agreement means the Credit Agreement dated as of December 20, 2007 among the Company, BIL Acquisition Holdings Limited (to be merged with and into Lyondell), Basell Holdings B.V., Basell Finance Company B.V., Basell Germany Holdings GmbH, the other non-U.S. borrowers and the subsidiary guarantors party thereto from time to time, Citicorp North America, Inc., as administrative agent, a swing line lender, collateral agent and issuing bank thereunder and each lender from time to time party thereto.

Servicer has the meaning specified in Section 6.1.

Servicer Fee has the meaning specified in Section 2.11.

Shortfall Condition exists on any day if the aggregate Receivable Interests on such day would exceed 100% (after giving effect to any calculated reduction of Capital by an amount equal to the amount on deposit in the Cash Assets Account as of the close of business on such day pursuant to Section 2.6(a)(iii) or 2.7(a)(iii), as applicable).

Solvent means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Persons ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Persons property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Special Receivable Interest has the meaning specified in the definition of Receivable Interest contained in this Section 1.1.

Subordinated Note has the meaning specified in the Receivables Sale Agreement.

Subsidiary means any subsidiary of any Transaction Party.

subsidiary means with respect to any Person, (1) a corporation a majority of the voting Equity Interests of which are at the time, directly or indirectly, owned by such Person; and (2) any other Person (other than a corporation), including, a partnership, limited liability company, business trust or joint venture, in which such Person, at the time thereof, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).  For the purposes of this Agreement, references to subsidiaries of under this Agreement shall be deemed to include Lyondell and its subsidiaries after giving effect to the Acquisition.

Super Majority Purchasers means at any time Purchasers holding more than 66 2/3% of the aggregate Total Commitments or, after the Termination Date, more than 66 2/3% of the aggregate Capital outstanding at such time.

Sweep Account means the Deposit Account of the Seller identified on Schedule I hereto, or such other account as the Seller and the Agent may agree.

Swing Purchase has the meaning specified in Section 2.3.

Swing Purchase Request has the meaning specified in Section 2.3(b).

Swing Purchase Sublimit means, at any time, $75,000,000.

Swing Purchaser means Citibank or any other Purchaser that becomes the Agent or agrees, with the approval of the Agent and the Seller, to act as the Swing Purchaser hereunder, in each case in its capacity as the Swing Purchaser hereunder.

Taxes has the meaning specified in Section 2.14(a).

Termination Date means the earlier of (i) the Commitment Termination Date, and (ii) the date of termination in whole of the aggregate Commitments pursuant to Section 2.4 or 7.1.

Threshold Amount means $100,000,000.

Threshold Indebtedness has the meaning specified in Section 7.1.

Total Asset Availability means, at any time, the sum of (i) Receivable Asset Availability plus (ii) ABF Collateral Availability, in each case at such time.

Total Commitments means the aggregate of all Commitments of all Purchasers, as such amount may be reduced from time to time pursuant to Section 2.4 or increased from time to time pursuant to Section 2.19. On the Closing Date, the Total Commitments aggregate $1,150,000,000.

Total Excess Availability means, at any time, the sum of (i) Receivables Excess Availability plus (ii) ABF Excess Availability at such time.  Total Excess Availability shall be determined, on a pro forma basis, based on the borrowing base certificate delivered pursuant to 5.12 of the ABF Agreement and the first monthly Seller Report delivered pursuant to Section 5.5(e), to the extent required to be determined in respect of days prior to the Closing Date.

Transaction Documents means this Agreement, the Receivables Sale Agreement, each Subordinated Note, the Undertaking, the Lock-Box Agreements, the Consent and Agreement, the Intercreditor Agreement, and each additional security or control documentation delivered or required to be delivered pursuant to any of the foregoing to evidence the interests of the Seller and of Agent and the Purchasers, as applicable, in and to the Restricted Accounts, Receivables, Related Security, Collections and proceeds thereof.

Transaction Parties means the Seller, each Originator and the Servicer (if an Originator or an Affiliate of an Originator is the Servicer).

Triggering Event means any of the following events:  (i) the Termination Date, (ii) the occurrence of an Event of Termination, (iii) Total Asset Availability being less than $225,000,000 on each Business Day during any period of five consecutive Business Days, (iv) Total Excess Availability being less than $200,000,000 on each Business Day during any period of five consecutive Business Days unless on each Business Day during such period both (x) Total Asset Availability is greater than or equal to $275,000,000 and (y) Total Excess Availability is greater than or equal to $150,000,000 or (v) Total Asset Availability being less than $200,000,000 on any Business Day; provided that if, following a Triggering Event described in clause (iii), (iv) or (v), Total Asset Availability subsequently equals or exceeds $250,000,000 on each Business Day during a period of 20 consecutive Business Days, such Triggering Event shall cease to exist upon the first day following such 20-Business Day period (unless the Seller otherwise elects by notice to the Agent); and provided, further, that if, following a Triggering Event described in clause (ii), the related Event of Termination ceases to exist, such Triggering Event shall cease to exist.  For the avoidance of doubt, the cessation of an existing Triggering Event does not preclude the occurrence of a subsequent Triggering Event.

UCC means, at any time, the Uniform Commercial Code as from time to time in effect in the State of New York at such time; provided, however, that in the event that, by reason of mandatory provisions of law, the perfection, effect of perfection or non-perfection or priority of the interests of the Agent or the Purchasers in the Pool Receivables, Related Security and Collections created by the Transaction Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term UCC shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

Unapplied Cash and Credits means, at any time, the aggregate amount of Collections or other cash or credits then held by or for the account of the Servicer, any Originator or the Seller in respect of the payment of Pool Receivables, but not yet applied or reinvested pursuant to Section 2.6 or Section 2.7 or applied pursuant to Section 2.8.

Unbilled Receivable means a Receivable for which, at the time of determination, an invoice or other evidence of an Obligors payment obligation for the purchase of goods from the Originator has not been rendered.

Undertaking means the Undertaking Agreement dated as of the Closing Date, in substantially the form of Exhibit J hereto, by the Servicer and each Originator in favor of the Agent and the Purchasers.

United States and U.S. each means United States of America.

Unused Commitment Fee has the meaning specified in Section 2.11.

U.S. Dollars and $ each means the lawful currency of the United States.

Welfare Plan means a welfare plan, as defined in Section 3(1) of ERISA.

Wholly Owned means, with respect to a Person, a subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) directors qualifying shares and (y) shares issued to third parties, in each case in a de minimis amount and to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned subsidiaries of such Person.

Withdrawal Liability means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Yield means (a) for each Capital Investment made at the Applicable LIBO Rate, for any Yield Period:

AR x C x ED	+	LC
360

where:

AR	=	the Applicable LIBO Rate for such Capital Investment for such Yield Period;

C	=	the amount of such Capital Investment;

ED	=	the actual number of days elapsed during such Yield Period; and

LC	=	all Liquidation Costs, if any, for such Receivable Interest for such Yield Period; and

(b) for each Capital Investment made at the Applicable Base Rate for any period of time:

AR x C x ED	or	AR x C x ED
365		366

where:

AR	=	the Applicable Base Rate from time to time;

C	=	the amount of such Capital Investment; and

ED	=	the actual number of days elapsed;

provided, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; provided, further, that Yield for any Capital Investment shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

Yield and Fee Reserve means, as of any date of determination an amount in U.S. Dollars equal to the sum of  (A) the Servicer Fee accrued and unpaid through such date, (B) the aggregate Yield, Unused Commitment Fee and Agents Fee accrued and unpaid through such date and (C) the aggregate of any other Obligations then accrued and owing hereunder by the Seller to the Purchasers or the Agent.

Yield Period means, in the case of any Capital Investment made at the Adjusted LIBO Rate, (a) initially, the period commencing on the date such Capital Investment is made or on the date of conversion of a Capital Investment made at the Alternate Base Rate to a Capital Investment made at the Adjusted LIBO Rate and ending on the seventh day thereafter (if at the time of the relevant Notice of Purchase, all Purchasers participating therein agree to make a seven-day Yield Period available) or one, two, three or six months thereafter, as selected by the Seller in its Notice of Purchase and (b) thereafter, if such Capital Investment is continued, in whole or in part, as a Capital Investment made at the Adjusted LIBO Rate, a period commencing on the last day of the immediately preceding Yield Period therefor and ending on the seventh day thereafter (if at the time of the relevant Notice of Conversion or Continuation, all Purchasers participating therein agree to make a seven-day Yield Period available) or one, two, three, six, nine or twelve (if at the time of the relevant Notice of Purchase, all Purchasers participating therein agree to make a nine or twelve month Yield Period available) months thereafter, as selected by the Seller in its Notice of Conversion or Continuation given to the Agent; provided, however, that all of the foregoing provisions relating to Yield Periods in respect of Capital Investment made at the Adjusted LIBO Rates are subject to the following:

(a)           if any Yield Period would otherwise end on a day that is not a Business Day, such Yield Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Yield Period into another calendar month, in which event such Yield Period shall end on the immediately preceding Business Day;

(b)           any Yield Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Yield Period) shall end on the last Business Day of a calendar month;

(c)           the Seller may not select any Yield Period that ends after the Commitment Termination Date; and

(d)           there shall be outstanding at any one time no more than 10 Yield Periods in the aggregate.

Section 1.2            Other Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b)           Except where the context requires otherwise, the definitions in Section 1.1 shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words include, includes and including shall be deemed to be followed by the phrase without limitation.  Unless otherwise stated, references to Sections, Articles, Schedules and Exhibits made herein are to Sections, Articles, Schedules or Exhibits, as the case may be, of this Agreement.  Writing, written and comparable terms refer to printing, typing and other means of reproducing words in a visible form.  References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of such Person.

(c)           All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein are used herein as defined in such Article 9.

Section 1.3    Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word from means from and including, the words to and until each means to but excluding and the word through means through and including.

ARTICLE II

Amounts and Terms of the Purchases

Section 2.1    Commitment.

On the terms and conditions herein set forth, each Purchaser severally agrees to make Purchases (i) on the Closing Date and from time to time thereafter on any Business Day during the period from the Closing Date to the Termination Date and (ii) in an aggregate amount for such Purchaser not to exceed at any time outstanding such Purchasers Commitment; provided, however, that no Purchaser shall be obligated to make any Purchase to the extent that, after giving effect to such Purchase, the Capital then outstanding would exceed the Maximum Capital.  Purchases shall be made by the Purchasers simultaneously and ratably in accordance with their respective Commitments.

Section 2.2    Making Purchases.

(a)    Each Purchase of a Receivable Interest by the Purchasers shall be made on notice from the Seller to the Agent, given not later than 12:30 p.m. (New York time) (i) on the third Business Day before the date of such Purchase in the case of the Purchase of any Receivable Interest initially bearing Yield at the Applicable LIBO Rate and (ii) on the Business Day of such Purchase in the case of the Purchase of any Receivable Interest initially bearing Yield at the Applicable Base Rate. Each such notice of a proposed Purchase of a Receivable Interest (a Notice of Purchase) shall be by telephone (confirmed promptly thereafter in writing), facsimile or by electronic mail (or similar means), in substantially the form of Exhibit F hereto, and shall specify the requested aggregate amount of such Purchase to be paid to the Seller and the requested Business Day of such Purchase.  Each Purchase of any Receivable Interest under this Section 2.2 shall be in an aggregate amount which is an integral multiple of $1,000,000 and which is not less than the lesser of $10,000,000 and the remaining available balance of the Commitments.

(b)    The Agent shall give each Purchaser prompt notice of such Notice of Purchase, the date of such Purchase, and the amount of such Purchasers Capital Investment in connection with such Purchase, by telephone or telefax.  On the date of such Purchase, each Purchaser shall, upon satisfaction of the applicable conditions set forth in Section 3.2, make available to the Agent its Ratable Portion of the aggregate amount of such Purchase by deposit of such Ratable Portion in same day funds to the Agents Account, and, after receipt by the Agent of such funds, the Agent shall cause such funds to be made immediately available to the Seller at the Sellers Account.

(c)            Each Notice of Purchase delivered pursuant to Section 2.2(a) shall be irrevocable and binding on the Seller.

(d)            Unless the Agent shall have received notice from a Purchaser prior to the date of any Purchase that such Purchaser will not make available to the Agent such Purchasers Ratable Portion of such Purchase, the Agent may assume that such Purchaser has made such Ratable Portion available to the Agent on the date of such Purchase in accordance with Section 2.2(b), and the Agent may, in reliance upon such assumption, make available to the Seller on such date a corresponding amount.  However, if the Agent has received such notice from such Purchaser, the Agent may not make such assumption and may not make available to the Seller on such date such corresponding amount.  If and to the extent that such Purchaser (other than a Purchaser that has delivered to the Agent a notice of the type described in the two immediately preceding sentences) shall not have made such Ratable Portion available to the Agent and the Agent has made such Ratable Portion available to the Seller, such Purchaser and the Seller severally agree to pay (to the extent not repaid by the Seller or such Purchaser, respectively) to the Agent promptly on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Seller until the date such amount is repaid to the Agent, at (i) in the case of the Seller, the Yield applicable to such amount and (ii) in the case of such Purchaser, the Federal Funds Rate.  If such Purchaser shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Purchasers Ratable Portion of such Purchase for purposes of this Agreement.

(e)           The failure of any Purchaser to make available such Purchasers Ratable Portion of any Purchase shall not relieve any other Purchaser of its obligation, if any, hereunder to make available such other Purchasers Ratable Portion of such Purchase on the date of such Purchase, but no Purchaser shall be responsible for the failure of any other Purchaser to make available such other Purchasers Ratable Portion of such Purchase on the date of any Purchase.  Nothing herein shall prejudice any rights that the Seller may have against any Purchaser as a result of any default by such Purchaser hereunder.

Section 2.3    Swing Purchases

(a)            On the terms and subject to the conditions contained in this Agreement, the Swing Purchaser agrees to make, in U.S. Dollars, Purchases (each a Swing Purchase) otherwise committed to the Seller hereunder from time to time on any Business Day during the period from the Closing Date until the Termination Date representing an aggregate Capital Investment at any time outstanding (together with the aggregate outstanding Capital Investment relating to any other Purchase made by the Swing Purchaser hereunder in its capacity as the Swing Purchaser) not to exceed the Swing Purchase Sublimit; provided, however, that at no time shall the Swing Purchaser make any Swing Purchase to the extent that, after giving effect to such Swing Purchase, the Capital then outstanding would exceed the Maximum Capital.

(b)    In order to request a Swing Purchase, the Seller may telephone the Agent (to be promptly confirmed thereafter in writing) or send the Agent by telecopy (or by electronic mail or similar means) a duly completed request in substantially the form of Exhibit G, setting forth the requested amount and date of such Swing Purchase (a Swing Purchase Request), to be received by the Agent not later than 12:30 p.m. (New York time) on the day of the proposed purchase.  The Agent shall promptly notify the Swing Purchaser of the details of the requested Swing Purchase.  Subject to the terms of this Agreement, the Swing Purchaser may make the Capital Investment in connection with such Swing Purchase available to the Agent and, in turn, the Agent shall make such amounts available to the Seller on the date of the relevant Swing Purchase Request. The Swing Purchaser shall not make any Swing Purchase in the period commencing on the first Business Day after it receives written notice from the Agent or any Purchaser that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied.  The Swing Purchaser shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the making of any Swing Purchase.  The Capital Investment relating to each Swing Purchase shall be in an aggregate amount of not less than $100,000.

(c)           The Swing Purchaser shall notify the Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York time) on the first Business Day of each week, of the aggregate amount of its Capital Investments at such time in respect of Swing Purchases.

(d)           The Swing Purchaser may demand at any time that each Purchaser pay to the Agent, for the account of the Swing Purchaser, in the manner provided in clause (e) below, such Purchasers Ratable Portion of all or a portion of the Swing Purchasers Capital Investments at such time in respect of Swing Purchases, which demand shall be made through the Agent, shall be in writing and shall specify the amount of the Capital Investments demanded to be so reduced; provided that if the aggregate amount of the Swing Purchasers Capital Investments in respect of Swing Purchases on the last Business Day of any week exceeds $5,000,000, then the Swing Purchaser shall make such demand to the Agent on such last Business Day of such week and require each Purchaser to pay to the Agent, for the account of the Swing Purchaser, on such last Business Day of such week such Purchasers Ratable Portion of the Swing Purchasers Capital Investments in respect of Swing Purchases then outstanding.

(e)    The Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Purchaser on the day such notice or such demand is received by the Agent (except that any such notice or demand received by the Agent after 2:00 p.m. (New York time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Purchasers by the Agent until the next succeeding Business Day), together with a statement prepared by the Agent specifying the amount of each Purchasers Ratable Portion of the aggregate amount of the Capital Investments in respect of Swing Purchases stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.2 and Section 2.1 shall have been satisfied (which conditions precedent the Purchasers hereby irrevocably waive), each Purchaser shall, before 12:00 noon (New York time) on the Business Day next succeeding the date of such Purchasers receipt of such notice or demand, make available to the Agent, in immediately available funds, for the account of the Swing Purchaser, the amount specified in such statement; provided, however, that notwithstanding anything to the contrary in the foregoing, no Purchaser shall be obligated to purchase a Ratable Portion of, or otherwise pay any sum in respect of, the Capital Investments in respect of a Swing Purchase to the extent that the purchase by such Purchaser of a Ratable Portion of, or payment of other sum in respect of, the Capital Investments in respect of such Swing Purchase would cause such Purchasers aggregate Capital Investment to exceed its Commitment.  Upon such purchase by a Purchaser, such Purchaser shall, except as provided in clause (f), be deemed to have made a Purchase with a Capital Investment equal to the amount actually paid by such Purchaser.  The Agent shall use such funds to reduce the Swing Purchasers Capital Investments in respect of Swing Purchases.

(f)            Upon the occurrence of an Event of Termination under Section 7.1(f), each Purchaser shall acquire, without recourse or warranty, an undivided participation in the Swing Purchasers Capital Investments in respect of each Swing Purchase otherwise required to be repaid by such Purchaser pursuant to clause (e) above, which participation shall be in an amount equal to such Purchasers Ratable Portion of the Swing Purchasers Capital Investments in respect of such Swing Purchase, by paying to the Swing Purchaser on the date on which such Purchaser would otherwise have been required to make a payment in respect of such Swing Purchasers Capital Investments pursuant to clause (e) above, in immediately available funds, an amount equal to such Purchasers Ratable Portion of such Swing Purchasers Capital Investments.  If all or part of such amount is not in fact made available by such Purchaser to the Swing Purchaser on such date, the Swing Purchaser shall be entitled to recover any such unpaid amount on demand from such Purchaser together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the Applicable Base Rate.

(g)           From and after the date on which any Purchaser (i) is deemed to have made a Purchase pursuant to clause (e) above with respect to any Swing Purchase or (ii) purchases an undivided participation interest in the Swing Purchasers Capital Investments in respect of a Swing Purchase pursuant to clause (f) above, the Swing Purchaser shall promptly distribute to such Purchaser such Purchasers Ratable Portion of all payments in respect of Capital Investments and Yield received by the Swing Purchaser on account of such Swing Purchase other than those received from a Purchaser pursuant to clause (e) or (f) above.

Section 2.4    Termination or Reduction of the Commitments; Voluntary Reductions of Capital.

(a)            The Seller may, upon at least 3 Business Days notice to the Agent, and so long as, after giving effect to a proposed reduction, no Event of Termination or Potential Event of Termination, would exist, terminate in whole or reduce in part, the unused portions of the Commitments of the Purchasers; provided, however, that for purposes of this Section 2.4, the unused portions of the Commitments of the Purchasers shall be computed as (a) the Total Commitments immediately prior to giving effect to such termination or reduction less (b) the outstanding Capital at the time of such computation; provided, further, that each such partial reduction of the unused portions of the Commitments (x) shall be in an amount equal to at least $10,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, (y) shall be made ratably among the Purchasers Commitments according to each Purchasers Ratable Portion and (z) shall reduce the Total Commitments in an amount equal to each such reduction.

(b)            The Seller may, upon at least 3 Business Days notice to the Agent or upon 1 Business Days notice to the Agent in the case of reductions in outstanding Capital bearing Yield solely at the Applicable Base Rate, reduce the outstanding Capital in whole or in part; provided that each such partial reduction of Capital shall be in a minimum amount of $10,000,000 and an integral multiple of $1,000,000.

Section 2.5    Receivable Interest.

(a)           On the date of Purchase of any Receivable Interest, such Receivable Interest shall be initially computed, after giving effect to such Purchase, as of the close of business of the Servicer on such date.  Thereafter until the Termination Date, such Receivable Interest shall be automatically recomputed as of the close of business of the Servicer on each day (other than a Liquidation Day).

(b)           Such Receivable Interest shall remain constant from the time as of which any such computation or recomputation is made until the time as of which the next such recomputation, if any, shall be made.  Each Receivable Interest, as computed as of the day immediately preceding the Termination Date, shall remain constant at all times on and after the Termination Date; and any Special Receivable Interest, as computed as of the Termination Date, shall remain constant at all times on and after the Termination Date.

(c)           Such Receivable Interest shall become zero at such time as the Purchasers of such Receivable Interest shall have received the accrued Yield for such Receivable Interest, shall have recovered the Capital Investment of such Receivable Interest, and shall have received payment of all other amounts payable by the Seller to such Purchasers, and the Servicer shall have received the accrued Servicer Fee for such Receivable Interest.

Section 2.6    Ordinary Settlement Procedures.

(a)    On each Business Day (other than a Liquidation Day or a day on which a Triggering Event exists) the Servicer shall, out of Collections of Pool Receivables received on such Business Day:

  (i)               first, pay to the Servicer (if the Servicer is not an Originator or an Affiliate of an Originator) or the Agent and the Purchasers, as applicable, an amount in U.S. Dollars equal to the Servicer Fee, the Yield, the Unused Commitment Fee, the Agents Fee and any other Obligations of the Seller due and payable on such day;

 (ii)               second, distribute to the Agent for the account of the Swing Purchaser an amount in U.S. Dollars equal to that amount, if any, then required to be applied to reduce the Swing Purchasers Capital Investments in respect of Swing Purchases to zero;

 (iii)      third, if such day is the second Business Day following the date on which a Seller Report is or is required to be delivered, a Shortfall Condition exists as of the last day of the period covered by such Seller Report, and the Agent does not receive an updated Seller Report demonstrating that a Shortfall Condition does not exist on such second Business Day, distribute to the Agent for the account of the Purchasers an amount in U.S. Dollars equal to that amount, if any, which would be required to reduce Capital so that the aggregate Receivable Interests would not, after giving effect to such application and the Collections of Pool Receivables and the addition of new Pool Receivables on such day and the resulting automatic recomputation of such Receivable Interests pursuant to SectionSection 2.5 as of the end of such day, exceed 100%; provided that (x) the Agent shall apply such amount, first, to reduce all Capital Investments as to which Yield is determined on the basis of the Adjusted Base Rate and (y) second, to reduce all Capital Investments as to which Yield is determined on the basis of the Adjusted LIBO Rate; provided that in lieu of immediately reducing the Capital Investments as to which Yield is determined on the basis of the Adjusted LIBO Rate, the Agent, at the direction of the Seller, may transfer such amount to the Cash Assets Account and such amount shall be deemed to reduce Capital by the amount so held pending application thereof to reduce Capital Investments as to which Yield is calculated on the basis of the Adjusted LIBO Rate on the last day of each Yield Period applicable thereto (occurring in chronological order); provided, further, however, that if the Agent subsequently receives a request from the Servicer for a withdrawal of all or a portion of such amounts that are then held in the Cash Assets Account and a Seller Report demonstrating that a Shortfall Condition, after giving effect to such requested withdrawal, does not exist, then the Agent shall release such amounts to the Servicer for further application under this Section 2.6(a);

(iv)       fourth, distribute to the Agent for the account of the Purchasers of each Receivable Interest an amount in U.S. Dollars equal to that amount, if any, then required to be applied to reduce the Capital Investment of such Receivable Interest pursuant to the notice of the Seller delivered under Section 2.4(b);

 (v)               fifth, distribute to the Agent for deposit into the Cash Assets Account such amount as the Seller, at its option, has specified to the Agent, which amount shall be deemed to reduce Capital by a corresponding amount; provided, however, that if the Agent subsequently receives a request from the Servicer for a withdrawal of all or a portion of such amounts that are then held in the Cash Assets Account and a Seller Report demonstrating that a Shortfall Condition, after giving effect to such requested withdrawal, does not exist, then the Agent shall release such amounts to the Servicer for further application under this Section2.6(a).

(vi)               sixth, distribute to the Servicer (if the Servicer is an Originator or an Affiliate of an Originator) the accrued Servicer Fee to the extent then due and payable; and

   (vii)              seventh, reinvest the remainder of such Collections, for the benefit of the Purchasers, which reinvestment shall result in (x) an automatic recomputation of the undivided percentage interest represented by such Receivable Interest pursuant to Section 2.5 as of the end of such day and (y) the payment of such remainder to the Seller; provided, however, that to the extent the Agent or any Purchaser shall be required for any reason to pay over any amount representing Collections which have been previously reinvested for the benefit of such Purchaser pursuant hereto, such amount shall be deemed not to have been so reinvested but rather to have been retained by the Seller and paid over for the account of such Purchaser and, notwithstanding any provision herein to the contrary, such Purchaser shall have a claim for such amount;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any amounts described in any of clauses  first, second, third, fourth, fifth and sixth above, the available funds being applied with respect to any such amounts (unless otherwise specified in such clause) shall be allocated to the payment of the amounts referred to in such clause ratably, based on the proportion of the Servicers, the Agents or the Purchasers interest in the aggregate outstanding amounts described in such clause.

(b)           Subject to Section 2.7 and Section 2.8, all amounts in the Concentration Account shall be automatically transferred to the Sellers Account, and payments and distributions by the Servicer pursuant to Section 2.6(a) shall be made from funds so transferred to the Sellers Account.  Payments to the Seller under clause (vii) of Section 2.6(a) shall be made, solely for administrative convenience as requested by the Seller so as to effect payment on behalf of the Seller of amounts payable by the Seller to the Originators for so long as the ABF Agreement is in effect, to the Inventory Concentration Account (as defined in the ABF Collateral Documents).

Section 2.7            Triggering Event Settlement Procedures.

(a)         On each Business Day (other than a Liquidation Day) on which a Triggering Event exists, the Agent (and not the Servicer) shall, out of Collections of Pool Receivables received on such Business Day:

  (i)               first, pay to the Servicer (if the Servicer is not an Originator or an Affiliate of an Originator), the Agent and the Purchasers, as applicable, an amount in U.S. Dollars equal to the Servicer Fee, the Yield, the Unused Commitment Fee, the Agents Fee and any other Obligations of the Seller due and payable on such day;

 (ii)               second, distribute to the Swing Purchaser an amount in U.S. Dollars equal to that amount, if any, then required to be applied to reduce the Swing Purchasers Capital Investments in respect of Swing Purchases to zero;

(iii)       third, if such day is the second Business Day following the date on which a Seller Report is or is required to be delivered, a Shortfall Condition exists as of the last day of the period covered by such Seller Report, and the Agent does not receive an updated Seller Report demonstrating that a Shortfall Condition does not exist on such second Business Day, distribute to the Purchasers an amount in U.S. Dollars equal to that amount, if any, which would be required to reduce Capital so that the aggregate Receivable Interests would not, after giving effect to such application and the Collections of Pool Receivables and the addition of new Pool Receivables on such day and the resulting automatic recomputation of such Receivable Interests pursuant to Section 2.5 as of the end of such day, exceed 100%; provided that (x) the Agent shall apply such amount, first, to reduce all Capital Investments as to which Yield is determined on the basis of the Adjusted Base Rate and (y) second, to reduce all Capital Investments as to which Yield is determined on the basis of the Adjusted LIBO Rate; provided that in lieu of immediately reducing the Capital Investments as to which Yield is determined on the basis of the Adjusted LIBO Rate, the Agent, at the direction of the Seller, may transfer such amount to the Cash Assets Account and such amount shall be deemed to reduce Capital by the amount so held pending application thereof to reduce Capital Investments as to which Yield is calculated on the basis of the Adjusted LIBO Rate on the last day of each Yield Period applicable thereto (occurring in chronological order); provided, further, however, that if the Agent subsequently receives a request from the Servicer or the Seller for a withdrawal of all or a portion of such amounts that are then held in the Cash Assets Account and a Seller Report demonstrating that a Shortfall Condition does not exist and certifying that either (x) the conditions to an Investment Event would be satisfied or (y) a Triggering Event ceases to exist, in each case after giving effect to such requested withdrawal, then the Agent shall release such amounts for further application under this Section 2.7(a);

(iv)       fourth, distribute to the Purchasers of each Receivable Interest an amount in U.S. Dollars equal to that amount, if any, then required to be applied to reduce the Capital Investment of such Receivable Interest pursuant to the notice of the Seller delivered under Section 2.4(b);

 (v)               fifth, deposit into the Cash Assets Account such amount as the Seller, at its option, has specified to the Agent, which amount shall be deemed to reduce Capital by a corresponding amount; provided, however, that if the Agent subsequently receives a request from the Servicer or the Seller for a withdrawal of all or a portion of such amounts that are then held in the Cash Assets Account and a Seller Report demonstrating that a Shortfall Condition does not exist and certifying that either (x) the conditions to an Investment Event would be satisfied or (y) a Triggering Event ceases to exist, in each case after giving effect to such requested withdrawal, then the Agent shall release such amounts for further application under this Section 2.7(a);

(vi)               sixth, distribute to the Servicer (if the Servicer is an Originator or an Affiliate of an Originator) the accrued Servicer Fee to the extent then due and payable; and

   (vii)              seventh, reinvest the remainder of such Collections, for the benefit of the Purchasers, which reinvestment shall result in (x) the automatic recomputation of the undivided percentage interest represented by such Receivable Interest pursuant to Section 2.5 as of the end of such day and (y) the payment of such remainder to the Seller; provided, however, that (A) to the extent the Agent or any Purchaser shall be required for any reason to pay over any amount representing Collections which have been previously reinvested for the benefit of such Purchaser pursuant hereto, such amount shall be deemed not to have been so reinvested but rather to have been retained by the Seller and paid over for the account of such Purchaser and, notwithstanding any provision herein to the contrary, such Purchaser shall have a claim for such amount and (B) either (I) if Total Excess Availability is less than $125,000,000 on any such day or (II) if the conditions to an Investment Event would not be satisfied on such day, such reinvestment and payment shall not be made and instead such remainder shall be applied to reduce all Capital Investments as follows: (1) first, to reduce all Capital Investments as to which Yield is determined on the basis of the Adjusted Base Rate and (2) second, to reduce all Capital Investments as to which Yield is determined on the basis of the Adjusted LIBO Rate; provided that in lieu of immediately reducing the Capital Investments as to which Yield is determined on the basis of the Adjusted LIBO Rate, the Agent, at the direction of the Seller, may transfer such amount to the Cash Assets Account and such amount shall be deemed to reduce Capital by the amount so held pending application thereof to reduce Capital Investments as to which Yield is calculated on the basis of the Adjusted LIBO Rate on the last day of each Yield Period applicable thereto (occurring in chronological order); provided, further, however, that if the Agent subsequently receives a request from the Servicer or the Seller for a withdrawal of all or a portion of such amounts that are then held in the Cash Assets Account and either (I) the Agent receives a Seller Report demonstrating that a Shortfall Condition does not exist and certifying that either the conditions to an Investment Event would be satisfied or a Triggering Event does not exist, in each case after giving effect to such requested withdrawal, or (II) the aggregate Capital is zero, then the Agent shall release such amounts for reinvestment and payment to the Seller;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any amounts described in any of clauses first, second, third, fourth, fifth and sixth above, the available funds being applied with respect to any such amounts (unless otherwise specified in such clause) shall be allocated to the payment of the amounts referred to in such clause ratably, based on the proportion of the Servicers, the Agents or the Purchasers interest in the aggregate outstanding amounts described in such clause.

(b)           On each Business Day during which a Triggering Event exists (other than on a Liquidation Day), all amounts in the Concentration Account shall be automatically transferred to the Sweep Account, and payments and distributions by the Agent pursuant to Section 2.7(a) shall be made from funds in the Sweep Account.  Payments to the  Seller under clause (vii) of Section 2.7(a) shall be made, solely for administrative convenience as requested by the Seller so as to effect payment on behalf of the Seller of amounts payable by the Seller to the Originators for so long as the ABF Agreement is in effect, to the Sweep Account as defined in the ABF Agreement.

Section 2.8             Liquidation Settlement Procedures.

On each Liquidation Day, the Agent shall transfer to the Sweep Account the Collections of Pool Receivables received on such day, and the Agent shall apply such Collections, and all amounts held in the Cash Assets Account, as follows:

  (i)               first, to pay Obligations of the Seller to the Agent under any Transaction Document in respect of any expense reimbursements, Cash Management Obligations or indemnities then due to the Agent;

 (ii)               second, to pay Obligations of the Seller to the Purchasers under any Transaction Document in respect of any expense reimbursements or indemnities then due to such Persons;

(iii)               third, to the Servicer (if the Servicer is not an Originator or an Affiliate of an Originator) in payment of the accrued Servicer Fee then due and payable, and to the Purchasers in payment of the accrued Unused Commitment Fees then due and payable;

(iv)               fourth, to the Purchasers in payment of the accrued Yield then due and payable;

 (v)               fifth, to the Purchasers in reduction (to zero) of the Capital Investments in respect of each Receivable Interest;

(vi)               sixth, to the Purchasers or the Asset Agent in ratable payment of any other Obligations owed by the Seller hereunder or under any other Transaction Document (except for the Servicer Fee);

   (vii)               seventh, to the Servicer (if the Servicer is an Originator or an Affiliate of an Originator) in payment of the accrued Servicer Fee then due and payable; and

  (viii)               to the extent of any remainder, to the Seller;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any amounts described in any of clauses first, second, third, fourth, fifth, sixth and seventh above, the available funds being applied with respect to any such amounts (unless otherwise specified in such clause) shall be allocated to the payment of the amounts referred to in such clause ratably, based on the proportion of the Servicers, the Agents or the Purchasers interest in the aggregate outstanding amounts described in such clause.  Payments to the Seller under clause (viii) of Section 2.8 shall be made, solely for administrative convenience as requested by the Seller so as to effect payment on behalf of the Seller of amounts payable by the Seller to the Originators for so long as the ABF Agreement is in effect, to the Sweep Account as defined in the ABF Agreement.

Section 2.9    General Settlement Procedures.

(a)    Except as set forth in clauses (b) and (c) below or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Pool Receivable shall be applied to Pool Receivables then outstanding of such Obligor in the order of the age of such Pool Receivables, starting with the oldest such Pool Receivable, except if payment is designated by such Obligor for application to specific Pool Receivables.

(b)    If, on any day, the Outstanding Balance of a Pool Receivable is either (x) reduced as a result of any defective, rejected or returned goods or services, any discount, or any adjustment by the Seller or any Originator, or (y) reduced or cancelled as a result of a setoff in respect of any claim by the Obligor thereof against the Seller or any Originator (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 5.1(i).

(c)    If on any day (x) any of the representations or warranties in Section 4.1 is no longer true with respect to any Pool Receivable or (y) it is discovered that any Receivable that was included in the Net Receivables Pool Balance as an Eligible Receivable was not an Eligible Receivable at the time of such inclusion, the Seller shall be deemed to have received on such day a Collection in full of such Pool Receivable and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 5.1(i).

Section 2.10          Payments and Computations, Etc.

(a)           All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:30 p.m. (New York time) on the day when due in U.S. Dollars in same day funds to the Agents Account.  The Servicer or the Agent, as applicable, shall promptly thereafter cause to be distributed (i) like funds relating to the payment out of Collections in respect of Capital, Yield, Servicer Fee or other Obligations payable out of Collections, to the Purchasers (according to each Purchasers Ratable Portion) and the Servicer in accordance with the provisions of Section 2.6, 2.7, or 2.8, as applicable, and (ii) like funds relating to the payment by the Seller of other Obligations payable by the Seller hereunder, to the parties hereto for whose benefit such funds were paid (and if such funds are insufficient, such distribution shall be made, subject to Section 2.6, 2.7 or 2.8, as applicable, ratably in accordance with the respective amounts thereof).  Upon the Agents acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.2, from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           The Seller shall, to the extent permitted by law, pay to the Agent interest on all amounts not paid or deposited when due hereunder (except for those amounts with respect to which Yield accrues) at 2.00% per annum above the Alternate Base Rate in effect from time to time, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.  Such interest shall be for the account of, and distributed by the Agent to, the applicable Purchasers ratably in accordance with their respective interests in such overdue amount.

(c)           All computations of interest and all computations of Yield based on the Applicable LIBO Rate, all Unused Commitment Fee and all other per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.  All computations of Yield based on the Applicable Base Rate shall be made on the basis of a year of 365 or 366 days, as applicable, for the actual number of days (including the first but excluding the last day) elapsed.

(d)           Unless the Agent shall have received notice from the Servicer or the Seller prior to the date on which any payment is due to the Purchasers hereunder that the Servicer or the Seller, as the case may be, will not make such payment in full, the Agent may assume that the Servicer or the Seller, as the case may be, has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Purchaser on such due date an amount equal to the amount then due such Purchaser.  If and to the extent the Servicer or the Seller, as the case may be, shall not have so made such payment in full to the Agent, each Purchaser shall repay to the Agent promptly on demand such amount distributed to such Purchaser together with interest thereon, for each day from the date such amount is distributed to such Purchaser until the date such Purchaser repays such amount to the Agent, at the Federal Funds Rate.

Section 2.11          Yield and Fees.

(a)           All Capital Investments and the outstanding amount of all other Obligations hereunder shall bear a Yield, in the case of Capital Investments, on the amount thereof from the date such Capital Investments are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, at the Applicable Yield.  Accrued Yield shall be payable on each Payment Date.

(b)           The Seller shall pay to each Facility Agent such fees as are set forth in the Fee Letter to which such Facility Agent is a party.

(c)           The Seller shall pay to the Agent for remittance to the Servicer a fee (the Servicer Fee) of 0.50% per annum on the average daily aggregate Outstanding Balance of the Pool Receivables for the most recently completed month, from the date of the initial Purchase hereunder until the later of the Termination Date or the date on which Capital is reduced to zero, payable in arrears on the applicable Payment Date; provided, however, that, if at any time, the Servicer is not an Originator or an Affiliate of an Originator, the Servicer shall be paid, as such fee, the greater of (i) such amount and (ii) 120% of its reasonable out-of-pocket costs and expenses incurred by it in servicing, administering and collecting the Pool Receivables; and, provided further, that such fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Sections Sections 2.6, 2.7 and 2.8.

(d)           The Seller agrees to pay to each Purchaser an unused commitment fee on the actual daily amount by which the Commitment of such Purchaser exceeds such Purchasers Capital Investments (the Unused Commitment Fee) from the date hereof through the Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the second  Business Day of each calendar month, commencing on the first such Business Day following the Closing Date and (y) on the Termination Date.

Section 2.12          Special Provisions Governing Capital Investments at the Applicable LIBO Rate.

(a)    Increased Costs.  If, due to either (i) a change after the date hereof in Regulation D of the FRB (to the extent any cost incurred pursuant to such regulation is not included in the calculation of Adjusted LIBO Rate), (ii) the introduction of or any change after the date, with respect to each Purchaser, such Purchaser became a party hereto, in or in the interpretation of any law or regulation (other than any law or regulation relating to taxes, as to which Section 2.14 shall govern) or (iii) the compliance with any guideline or request issued or made after the date, with respect to each Purchaser, such Purchaser became a party hereto, from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to (or, in the case of Regulation D of the FRB there shall be imposed a cost on) any Purchaser of agreeing to make or making any Purchase or maintaining any Receivable Interest (or interest therein) hereunder, then the Seller shall from time to time, within five Business Days following demand and delivery to the Seller of the certificate referred to in the third-to-last sentence of this Section 2.12(a) by such Purchaser (or by the Agent for the account of such Purchaser) (with a copy of such demand and certificate to the Agent), pay to the Agent for the account of such Purchaser additional amounts sufficient to compensate such Purchaser for such increased or imposed cost.  Each Purchaser agrees to use reasonable efforts promptly to notify the Seller of any event referred to in clause (i), (ii) or (iii) above, provided that the failure to give such notice shall not affect the rights of any Purchaser under this Section 2.12(a) ; provided, however, that no Purchaser shall be entitled to compensation under this Section 2.12(a) for any costs incurred more than 90 days prior to the date on which it shall have requested compensation therefor; provided further, that if the change in law or regulation or in the interpretation or administration thereof that shall give rise to any such costs or reductions shall be retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.  A certificate in reasonable detail as to the basis for and the amount of such increased cost, submitted to the Seller and the Agent by such Purchaser (or by the Agent for the account of such Purchaser) shall be conclusive and binding for all purposes, absent manifest error.  Notwithstanding any other provision of this Section 2.12(a), no Purchaser shall demand compensation for any cost or reduction referred to above if it shall not at the time be the general policy or practice of such Purchaser to demand such compensation in similar circumstances under comparable provisions of other receivables purchase agreements or credit agreements, if any.  If any Purchaser shall receive as a refund any moneys from any source that it has listed on the certificate provided pursuant to the second preceding sentence as an increased cost, to the extent that the Seller has previously paid such increased cost to such Purchaser, such Purchaser shall promptly forward such refund to the Seller without interest.

(b)           Interest Rate Unascertainable, Inadequate or Unfair.  In the event that (i) the Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Adjusted LIBO Rate then being determined is to be fixed or (ii) the Required Purchasers notify the Agent that the Adjusted LIBO Rate for any Yield Period will not adequately reflect the cost to the Purchasers of making a Capital Investment or maintaining such Capital Investment for such Yield Period, the Agent shall forthwith so notify the Seller and the Purchasers, whereupon the Applicable Yield for such Capital Investment shall automatically, on the last day of the current Yield Period for such Capital Investment, convert into the Applicable Base Rate and the obligations of the Purchasers to make a Capital Investment or maintain a Capital Investment at the Applicable LIBO Rate shall be suspended until the Agent shall notify the Seller that the Required Purchasers have determined that the circumstances causing such suspension no longer exist.

(c)    Illegality.  Notwithstanding any other provision of this Agreement, if any Purchaser determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Purchaser to make a Capital Investment or maintain a Capital Investment at the Applicable LIBO Rate, then, on notice thereof and demand therefor by such Purchaser to the Seller through the Agent, (i) the obligation of such Purchaser to make a Capital Investment or maintain a Capital Investment at the Applicable LIBO Rate shall be suspended, and each such Purchaser shall make Capital Investments at the Applicable Base Rate and (ii) if the affected Capital Investments at the Applicable LIBO Rate are then outstanding, the Seller shall immediately convert each such Capital Investment into a Capital Investment at the Applicable Base Rate.  If, at any time after a Purchaser gives notice under this Section 2.12(c), such Purchaser determines that it may lawfully make Capital Investments at the Applicable LIBO Rate, such Purchaser shall promptly give notice of that determination to the Seller and the Agent, and the Agent shall promptly transmit the notice to each other Purchaser.  The Sellers right to request, and such Purchasers obligation, if any, to make Capital Investments at the Applicable LIBO Rate shall thereupon be restored.

(d)           Liquidation Costs.  In addition to all amounts required to be paid by the Seller hereunder, the Seller shall compensate each Purchaser, within five Business Days following demand therefor, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Purchaser to fund or maintain such Purchasers Capital Investments at the Applicable LIBO Rate but excluding any loss of the Applicable Margin on the relevant Capital Investments) (each, a Liquidation Cost) that such Purchaser may sustain, and any customary fees that such Purchaser may impose, (i) if for any reason a proposed Capital Investment, conversion into Capital Investments at the Applicable LIBO Rate or Continuation does not occur on a date specified therefor in a Notice of Purchase given by the Seller or in a telephonic request by it for Purchase or a successive Yield Period does not commence after notice therefor is given hereunder, (ii) if for any reason any Capital Investment at the Applicable LIBO Rate is reduced (including mandatorily pursuant to Section 2.7 or Section 2.8) on a date that is not the last day of the applicable Yield Period, (iii) as a consequence of a required conversion of a Capital Investment at the Applicable LIBO Rate to Capital Investment at the Applicable Base Rate as a result of any of the events indicated in Section 2.12(c) above or (iv) as a consequence of any failure by the Seller to reduce Capital Investment at the Applicable LIBO Rate when required by the terms hereof.  The Purchaser making demand for such compensation shall deliver to the Seller concurrently with such demand a written statement as to such losses, expenses and liabilities and fees, and this statement shall be conclusive as to the amount of compensation due to such Purchaser, absent manifest error.

Section 2.13          Increased Capital.

If any Purchaser determines that either the introduction of or any change in or in the interpretation of any law or regulation after the date such Purchaser becomes a party hereto or the compliance with any guideline or request issued or made after the date such Purchaser becomes a party hereto from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Purchaser or any corporation controlling such Purchaser and that the amount of such capital is increased by or based upon the existence of such Purchasers commitment, if any, to purchase any Receivable Interest (or interest therein), or to maintain such Receivable Interest (or interest therein) hereunder, then, within five Business Days following demand and delivery to the Seller of the certificate referred to in the third-to-last sentence of this Section 2.13 by such Purchaser (or by the Agent for the account of such Purchaser) (with a copy of such demand and certificate to the Agent) the Seller shall pay to the Agent for the account of such Purchaser from time to time, as specified by such Purchaser, additional amounts sufficient to compensate such Purchaser or such corporation in the light of such circumstances, to the extent that such Purchaser reasonably determines such increase in capital to be allocable to the existence of any such commitment.  Each Purchaser agrees to use reasonable efforts promptly to notify the Seller of any event referred to in the first sentence of this Section 2.13, provided that the failure to give such notice shall not affect the rights of any Purchaser under this Section 2.13; provided, however, that no Purchaser shall be entitled to compensation under this Section 2.13 for any change in capital requirements incurred more than 90 days prior to the date on which it shall have requested compensation therefor; provided, further, that if the change in law or regulation or in the interpretation or administration thereof that shall give rise to any such change shall be retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.  A certificate in reasonable detail as to the basis for, and the amount of, such compensation submitted to the Seller and the Agent by such Purchaser (or by the Agent for the account of such Purchaser) shall be conclusive and binding for all purposes, absent manifest error.  Notwithstanding any other provision of this Section 2.13, no Purchaser shall demand compensation under this Section 2.13 if it shall not at the time be the general policy or practice of such Purchaser to demand such compensation in similar circumstances under comparable provisions of other receivables purchase agreements or credit agreements, if any.  If any Purchaser shall receive as a refund any moneys from any source that it has listed on the certificate provided pursuant to the second preceding sentence, to the extent that the Seller has previously paid such amounts to such Purchaser, such Purchaser shall promptly forward such refund to the Seller without interest.

Section 2.14          Taxes.

(a)    Any and all payments by the Seller hereunder or deposits from Collections hereunder shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Indemnified Party, (i) taxes that are imposed on its overall net income by the United States, (ii) taxes that are imposed on its overall net income, assets or net worth (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Indemnified Party is organized or qualified to do business or in which such Indemnified Party holds any asset in connection with this Agreement or, in each case, any political subdivision thereof, and (iii) branch profits tax imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Indemnified Party is located and (iv) United States backup withholding taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or deposits from Collections hereunder being hereinafter referred to as Taxes).  If the Seller or the Servicer or the Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or deposit from Collections hereunder to any Indemnified Party, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Indemnified Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller or the Servicer or the Agent shall make such deductions and (iii) the Seller or the Servicer or the Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)    In addition, the Seller shall pay any present or future sales, stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or deposit from Collections hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement, the Receivables Sale Agreement or any other Transaction Document (hereinafter referred to as Other Taxes).

(c)           The Seller shall indemnify each Indemnified Party for and hold it harmless against the full amount of Taxes and Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Indemnified Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within five Business Days from the date such Indemnified Party makes written demand therefor (with a copy to the Agent).

(d)           Within 30 days after the date of any payment of Taxes, the Seller shall furnish to the Agent and each applicable Purchaser, at its address referred to in Section 11.3, the original or a certified copy of a receipt evidencing such payment or a certificate executed by a Responsible Officer of the Seller stating that such Taxes have been paid, together with evidence of such payment reasonably satisfactory to the Agent.

(e)    Each Purchaser organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Purchaser, and on the date of the Assignment or the Assignment and Acceptance pursuant to which it became a Purchaser in the case of each other Purchaser, and from time to time thereafter as requested in writing by the Seller (but only so long thereafter as such Purchaser remains lawfully able to do so), provide each of the Agent and the Seller with 2 original Internal Revenue Service forms W-8ECI or W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Purchaser is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement. If the forms provided by a Purchaser at the time such Purchaser first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Purchaser provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that if, at the effective date of the Assignment or the Assignment and Acceptance pursuant to which an Assignee becomes an Purchaser hereunder, the Purchaser assignor was entitled to payments under subsection (a) of this Section 2.14 (after taking into account subsections (e) and (f) of this Section 2.14) in respect of United States withholding tax with respect to amounts paid hereunder at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to such Assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8ECI or W-8BEN or any successor or other form prescribed by the Internal Revenue Service, that the Purchaser reasonably considers to be confidential, the Purchaser shall give notice thereof to the Seller and shall not be obligated to include in such form or document such confidential information.  Each Purchaser and Agent that is a United States person (within the meaning of Section 7701(a)(30) of the Code shall provide an IRS Form W-9 to the Agent and Seller at the times and in the manners described above with respect to the other withholding forms; provided, however, that a Person that the Seller may treat as an exempt recipient (within the meaning of Treasury Regulations Section 1.6049-4(c) (without regard to the third sentence thereof) shall not be required to deliver an IRS Form W-9, except to the extent necessary to avoid U.S. withholding taxes under Treasury Regulations Section 1.1441-1.

(f) For any period with respect to which an Purchaser has failed to provide the Seller with the appropriate form described in subsection (e) of this Section 2.14 (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) of this Section 2.14), such Purchaser shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.14 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should any Purchaser become subject to Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as such Purchaser shall reasonably request to assist such Purchaser (at such Purchasers expense) to recover such Taxes.

Section 2.15          Sharing of Payments, Etc.

If any Purchaser shall obtain any payment (whether voluntarily, involuntarily, through the exercise of any right of set-off or otherwise) on account of the Purchases made by it (other than with respect to payments due to such Purchaser pursuant to Section 2.12, 2.13 or 2.14) in excess of its Ratable Portion of payments on account of the Purchases obtained by all the Purchasers, such Purchaser shall forthwith purchase from the other Purchasers such interests in the Receivable Interests purchased by them as shall be necessary to cause such Purchaser to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Purchaser, such purchase from each other Purchaser shall be rescinded and such other Purchaser shall repay to the Purchaser the purchase price to the extent of such recovery together with an amount equal to such other Purchasers Ratable Portion (according to the proportion of (a) the amount of such other Purchasers required repayment to (b) the total amount so recovered from the Purchaser) of any interest or other amount paid or payable by the Purchaser in respect of the total amount so recovered.  The Seller agrees that any Purchaser so purchasing an interest in Receivable Interests from another Purchaser pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest in Receivable Interests as fully as if such Purchaser were the direct creditor of the Seller in the amount of such interest in Receivable Interests.

Section 2.16          Conversion/Continuation Option.

(a)             The Seller may elect (i) at any time on any Business Day, to convert Capital Investments bearing Yield at the Applicable Base Rate (other than Swing Purchases) or any portion thereof to Capital Investments bearing Yield at the Applicable LIBO Rate and (ii) at the end of any applicable Yield Period, to convert Capital Investments bearing Yield at the Applicable LIBO Rate or any portion thereof into Capital Investments bearing Yield at the Applicable Base Rate or to continue such Capital Investments bearing Yield at the Applicable LIBO Rate or any portion thereof for an additional Yield Period; provided, however, that the aggregate amount of the Capital Investments bearing Yield at the Applicable LIBO Rate for each Yield Period must be in an amount of at least $10,000,000 or an integral multiple of $1,000,000 in excess thereof.  Each Conversion or Continuation shall be allocated among the Capital Investments of each Purchaser in accordance with such Purchasers Receivable Interest.  Each such election shall be in substantially the form of Exhibit H (a Notice of Conversion or Continuation) and shall be made by giving the Agent at least 3 Business Days prior written notice specifying (A) the amount and type of Capital Investment being converted or continued, (B) in the case of a conversion to Capital Investments bearing Yield at the Applicable LIBO Rate or a Continuation, the applicable Yield Period and (C) in the case of a Conversion, the date of such Conversion.

(b)           The Agent shall promptly notify each Purchaser of its receipt of a Notice of Conversion or Continuation and of the options selected therein.  Notwithstanding the foregoing, no conversion in whole or in part of Capital Investments bearing Yield at the Applicable Base Rate to Capital Investments bearing Yield at the Applicable LIBO Rate and no Continuation upon the expiration of any applicable Yield Period shall be permitted at any time at which (i) an Event of Termination shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Capital Investment bearing Yield at the Applicable LIBO Rate would violate any provision of Section 2.12.  If, within the time period required under the terms of this Section 2.16, the Agent does not receive a Notice of Conversion or Continuation from the Seller containing a permitted election to continue any Capital Investments bearing Yield at the Applicable LIBO Rate for an additional Yield Period or to convert any such Capital Investments, then, upon the expiration of the applicable Yield Period, such Capital Investments shall, subject to Section 3.2, be automatically continued as Capital Investments bearing Yield at the Applicable LIBO Rate with a Yield Period of one month.  Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.17          Duty to Mitigate; Assignment of Commitments Under Certain Circumstances.

(a)           If any Purchaser claims any additional amounts payable pursuant to Section 2.12 or Section 2.13 or if the Seller is required to pay any additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 2.14, then such Purchaser shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document, including, without limitation, any such certificate or document reasonably requested by the Seller, or to change the jurisdiction of the applicable office through which it holds or maintains its interest in the applicable Receivable Interest or to take other actions (including the filing of certificates or documents) known to it to be available if the making of such a filing or change or the taking of such other action would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Purchaser, be otherwise disadvantageous to such Purchaser or its Receivable Interest.

(b)           In the event that any Purchaser shall have delivered a notice or certificate pursuant to Section 2.12 or 2.13, or the Seller shall be required to make additional payments to any Purchaser under Section 2.14, the Seller shall have the right, at its own expense (which shall include the processing and recordation fee referred to in Section 9.1(a)), upon notice to such Purchaser and the Agent, to require the related Purchaser to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.1) all its interests, rights and obligations hereunder to another financial institution approved by the Agent and the Swing Purchaser (which approval shall not be unreasonably withheld) which shall assume such obligations (which assignee may be another Purchaser, if a Purchaser accepts such assignment); provided, however, that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee or the Seller shall pay to the affected Purchaser in immediately available funds on the date of such assignment the amounts of its Capital Investments, including any interest in Receivable Interests relating to Swing Purchases, accrued Yield thereon and all other Obligations accrued for its account or owed to it hereunder (including the additional amounts asserted and payable pursuant to Section 2.12, 2.13 or 2.14, if any).

Section 2.18          Restricted Accounts; Investment of Amounts in the Cash Assets Account.

(a)    Following the end of the Compliance Period, the Agent shall have control (within the meaning of Section 9-104 of the UCC) of each of the Restricted Accounts.

(b)    Funds held in the Cash Assets Account may, until withdrawn or otherwise applied pursuant hereto, be invested and reinvested in such Liquid Investments as the Seller may request from time to time; provided that, if an Event of Termination shall have occurred and be continuing, the Agent may select such Liquid Investments.  Liquid Investments means (i) direct obligations of the United States or any agency thereof, (ii) obligations guaranteed by the United States or any agency thereof, (iii) time deposits and money market deposit accounts issued by or guaranteed by or placed with a financial institution reasonably acceptable to the Agent, and (iv) fully collateralized repurchase agreements for securities described in clause (i) or (ii) above entered into with a financial institution reasonably acceptable to the Agent, provided in each case that such Liquid Investment (x) matures within 30 days and (y) is in a form, and is issued and held in a manner, that in the reasonable judgment of the Agent permits appropriate measures to have been taken to perfect security interests therein.

Section 2.19          Optional Increase in Commitments.

At any time the Seller, may, if it so elects, increase the aggregate amount of the Commitments, either by designating a financial institution not theretofore a Purchaser (a New Purchaser) to become a Purchaser (such designation to be effective only with the prior written consent of the Agent, which consent will not be unreasonably withheld or delayed), or by agreeing with an existing Purchaser that such Purchasers Commitment shall be increased. Upon execution and delivery by the Seller and such Purchaser or other financial institution of an instrument in form reasonably satisfactory to the Agent, such existing Purchaser shall have a Commitment as therein set forth or such other financial institution shall become a Purchaser with a Commitment as therein set forth and all the rights and obligations of a Purchaser with such a Commitment hereunder; provided:

(a)           that the Seller shall provide prompt notice of such increase to the Agent, who shall promptly notify the Purchasers;

(b)           that any such increase shall be in an amount greater than or equal to $50,000,000;

(c)           that immediately after such increase is made, the aggregate amount of increases in the Commitments pursuant to this Section 2.19, when combined with the aggregate amount of increases in the commitments under the ABF Agreement pursuant to Section 2.21 thereof, shall not exceed $600,000,000; and

(d)           that the Sellers may elect to increase the aggregate amount of the Commitments pursuant to this Section 2.19 no more than four times in total.

On the effective date of any increase in the aggregate amount of the Commitments pursuant to this Section 2.19, (i) each New Purchaser shall pay to the Agent an amount equal to its pro rata share of the aggregate outstanding Capital Investments and (ii) any Purchaser (an Increasing Purchaser) whose Commitment has been increased shall pay to the Agent an amount equal to the increase in its pro rata share of the aggregate outstanding Capital Investments, in each case such payments shall be for the account of each other Purchaser.  Upon receipt of such amount by the Agent, (i) each other Purchaser shall be deemed to have ratably assigned that portion of its outstanding Capital Investments that is being reduced to the New Purchasers and the Increasing Purchasers in accordance with such Purchasers new Commitment or the increased portion thereof as applicable, and (ii) the Agent shall promptly distribute to each other Purchaser its ratable share of the amounts received by the Agent pursuant to this paragraph.

ARTICLE III

Conditions of Purchases

Section 3.1            Conditions Precedent to the Effectiveness of this Agreement.

The effectiveness of this Agreement is subject to the satisfaction (or substantially simultaneous satisfaction) or waiver of the following conditions precedent:

(a)    The Agent shall have received all fees and expenses (including, but not limited to, reasonable fees and expenses of counsel to the Agent) required to be paid on the Closing Date, pursuant to the terms of this Agreement and each Fee Letter and the Annex thereto.

(b)    The Agent shall have received on or before the Closing Date, the following, each (unless otherwise indicated) dated as of the Closing Date (unless otherwise specified), in form and substance reasonably satisfactory to the Agent:

  (i)               This Agreement, duly executed and delivered by the Seller and the Servicer;

 (ii)               The Receivables Sale Agreement, duly executed by the Seller and each Originator, together with:

(A)    Proper financing statements naming each Originator as debtor, the Seller as secured party and the Agent, as assignee, to be filed under the UCC of all jurisdictions that the Agent may deem necessary in order to perfect the Sellers interests created or purported to be created by the Receivables Sale Agreement;

(B)    Proper financing statement terminations or releases, if any, necessary to release all security interests and other rights of any Person in the Receivables, Related Security, Collections or Contracts previously granted by any Originator;

(C)    The Consent and Agreement, duly executed by the Seller and each Originator; and

(D)    The Subordinated Notes, in substantially the form of Exhibit B to the Receivables Sale Agreement, payable to the order of each Originator, and duly executed by the Seller;

(iii)               The Undertaking, duly executed and delivered by each party thereto;

(iv)               [Reserved];

 (v)               The Intercreditor Agreement duly executed by each party thereto;

(vi)               Favorable opinions of (A) Gerald A. OBrien, Deputy General Counsel of Lyondell, in substantially the form of Exhibit I-2 hereto and as to such other matters as the Agent may reasonably request, (B) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Transaction Parties, in substantially the forms of Exhibit I-1 and I-3 hereto as to such other matters as the Agent may reasonably request, including without limitation (1) a true sale opinion with respect to the sale of Receivable Assets under and as defined in the Receivables Sale Agreement from each Originator to the Seller, (2) an opinion with respect to the non-substantive consolidation of the Seller with each other Transaction Party or any of its Affiliates in a case under the Bankruptcy Code, and (3) an opinion relating to the enforceability of the Transaction Documents, compliance with all laws and regulations (including Regulation U of the FRB), the perfection of all ownership and other interests purported to be granted under the Transaction Documents and (C) special counsel to the Agent, as the Agent may reasonably request.

(c)    (i) All obligations for outstanding capital, accrued and unpaid yield and fees and other amounts then due and payable under the Existing Programs shall have been concurrently satisfied, (ii) the Existing Programs shall have been concurrently terminated on terms reasonably satisfactory to the Agent and (iii) the Agent shall have received evidence of such termination in form and substance reasonably satisfactory to the Agent.

(d)           The Agent shall be satisfied with the results of a field examination of the Originators conducted by Citibanks internal auditors no more than 3 months prior to the Closing Date.

(e)    Total Excess Availability (after giving effect to the effectiveness of this Agreement and the ABF Agreement) shall be at least $500,000,000 on the Closing Date.

The Agent shall promptly notify the Seller, the Servicer and the Purchasers of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.2            Conditions Precedent to All Investment Events.

Each Investment Event (including the initial Purchase by each Purchaser) shall be subject to the further conditions precedent that on the date of such Investment Event the following statements shall be true (and the acceptance by the Seller of the proceeds of the Purchase or reinvestment, as applicable, being made on the date of such Investment Event shall constitute a representation and warranty by the Servicer, or the Seller, as the case may be, that on the date of such Investment Event, such statements are true):

  (i)               the representations and warranties applicable to such Transaction Party contained in Article IV of this Agreement and in Article III of the Receivables Sale Agreement are correct in all material respects on and as of the date of such Investment Event, before and after giving effect to such Investment Event and to the application of the proceeds from the Purchase or reinvestment, as applicable, being made on the date thereof, as though made on and as of such date, except (1) in the case of a Investment Event consisting solely of any Conversion or any Continuation, (2) to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects on and as of such earlier date, (3) any representation and warranty that is qualified as to materiality, Material Adverse Effect or similar language shall be true and correct in all respects on the relevant date, and (4) in the case of the initial Investment Event, only the representations and warranties set forth in Sections 4.1(c), (d) and (o) and Sections 4.2(b), (d) and (l) need be true and correct;

 (ii)              at the time of the Investment Event (except in the case of the initial Purchase by each Purchaser or an Investment Event consisting solely of a conversion of a Capital Investment bearing Yield at the Applicable LIBO Rate to a Capital Investment bearing Yield at the Applicable Base Rate), no event has occurred and is continuing, or would result from such Investment Event or from the application of the proceeds from the Purchase or reinvestment, as applicable, being made on the date of such Investment Event, which constitutes an Event of Termination or (except in the case of a Continuation or a Conversion) a Potential Event of Termination; and

(iii)               the Purchase or reinvestment, as applicable, being made on the same date as such Investment Event shall not violate any Requirement of Law and shall not be enjoined, temporarily, preliminarily or permanently.

ARTICLE IV

Representations and Warranties

Section 4.1             Representations and Warranties of the Seller.

The Seller represents and warrants as follows:

(a)           The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement, has the requisite power and authority under its Organization Documents and applicable law to own its property and assets and to carry on its business as now conducted and proposed to be conducted after the Closing Date and is duly qualified to do business, and is in good standing, in every jurisdiction where such qualification or authorization is required, except to the extent that any failure to be so qualified or in good standing as a foreign entity could not reasonably be expected to have a Material Adverse Effect.

i.	The Seller has no Subsidiaries. All of the outstanding membership interests of the Seller are owned by Lyondell.

(b)           The Seller has the power and authority under its Organization Documents and applicable law to execute, deliver and carry out the provisions of the Transaction Documents to which it is a party, and all such actions have been duly and validly authorized by all necessary proceedings on its part under its Organization Documents and applicable law.

(c)           The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, including the Sellers use of the proceeds of Purchases and reinvestments, are within the Sellers powers, have been duly authorized and delivered by all necessary action on its part, do not (i) violate (x) any provision of the Sellers Organization Documents or any other agreement governing its organization and/or scope of power and authority or  any applicable law, rule, regulation (including Regulation U or X) or order, writ, judgment, injunction, decree, determination or award of any Governmental Authority binding upon it, (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture or any agreement or other instrument to which it is a party, or by which it or any of its properties or assets are bound, or (iii) except for the Liens created by the Transaction Documents, result in or require the creation or imposition of any Lien upon any of its property or assets.

(d)    This Agreement is, and the other Transaction Documents to which the Seller is or will be a party when delivered will be, the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, including implied obligations of good faith and fair dealing.

(e)            No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is or will be required for the due execution, delivery and performance by the Seller of any Transaction Document to which it is a party or any transaction contemplated hereby or thereby, except for the filings of the financing statements referred to in Article III.

(f)            Since the date of the Sellers formation, there has not occurred any development or event affecting, or any change in the business, assets, results of operations or financial condition of the Seller which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(g)           There is no action, suit, investigation, litigation or proceeding at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Seller, threatened against or affecting the Seller or its business, assets or rights (i) as to which there is a reasonable likelihood of an adverse decision and which, if adversely determined, could, individually or, in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) that in any manner draws into question the validity or enforceability of any Transaction Document.

(h)

i.
Immediately prior to the time of the initial creation of an interest hereunder in any Pool Receivable, the Seller is the legal and beneficial owner of such Pool Receivable and Related Security and Collections with respect thereto, in each case free and clear of any Lien (other than Permitted Liens).

ii.
Upon each Purchase or reinvestment, the Seller shall transfer to the Purchaser making such Purchase or reinvestment (and such Purchaser shall acquire) a valid interest to the extent of the pertinent Receivable Interest in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Lien (other than Permitted Liens), which ownership interest or security interest shall be a perfected first priority ownership interest or security interest upon the filing of the financing statements referred to in Section 3.1(b)(xii).

iii.
With respect to each transfer to it of any Pool Receivables, the Seller has either (i) purchased such Pool Receivables from an Originator in exchange for payment (made by the Seller to an Originator in accordance with the provisions of the Receivables Sale Agreement) in an amount which constitutes fair consideration and approximates fair market value for such Pool Receivables and in a sale the terms and conditions of which (including, without limitation, the purchase price thereof) reasonably approximate an arms-length transaction between unaffiliated parties or (ii) acquired such Pool Receivables from an Originator as a capital contribution in accordance with the provisions of the Receivables Sale Agreement.  No such sale, and no such contribution, has been made for or on account of an antecedent debt owed by any Originator to the Seller and no such sale or contribution is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(i)             The jurisdiction of incorporation, organizational identification number (if any), and the address(es) of the principal place of business and chief executive office of the Seller and the office where the Seller keeps its Records concerning the Receivable Assets, are as set forth in Schedule III hereto (or, by notice to the Agent in accordance with Section 5.1(e), at such other locations in jurisdictions, within the United States, where all requested actions under Section 6.5(a) have been taken and completed).

(j)             The names and addresses of all the Lock-Box Banks, together with the lock-box numbers related to, and the account numbers and owners of, the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule I hereto (or such other Lock-Box Banks and/or such other Lock-Box Accounts as have been notified to the Agent in accordance with Section 5.3(m).  Except pursuant to the Lock-Box Agreements, the Seller has not granted any Person dominion or control of any Lock-Box Account, or the right to take dominion or control over any Lock-Box Account at a future time or upon the occurrence of a future event.

(k)            Since the date of its formation, the Seller has not engaged in any activity other than as contemplated by the Transaction Documents or entered into any commitment or incurred any Debt other than pursuant to, or as permitted under, the Transaction Documents.

(l)             The Seller has not maintained, contributed to or incurred or assumed any obligation with respect to any Plan, Multiemployer Plan or Welfare Plan, except such obligation or contingent obligation that arises as a matter of law solely as a result of an ERISA Affiliates sponsorship of a Plan, Multiemployer Plan or Welfare Plan.

(m)           The Seller has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder.  The Seller has not extended or modified the terms of any Pool Receivable or the Contract under which any such Pool Receivable arose, except in accordance with the Credit and Collection Policy.

(n)            The Seller has filed, or caused to be filed or be included in, all tax reports and returns (federal, state, local and foreign), if any, required to be filed by it and paid, or caused to be paid, all amounts of taxes, including interest and penalties, required to be paid by it, except for such taxes (i) as are being contested in good faith by proper proceedings and (ii) against which adequate reserves shall have been established in accordance with and to the extent required by GAAP, but only so long as the proceedings referred to in clause (i) above would not subject the Agent or any other Indemnified Party to any civil or criminal penalty or liability or involve any material risk of the loss, sale or forfeiture of any property, rights or interests included in the Pool Receivables, Related Security, Collections, Restricted Accounts or proceeds thereof.

(o)    The Seller is not an investment company as defined in the Investment Company Act of 1940, as amended.

(p)            Both before and after giving effect to (i) each Purchase to be made on the Closing Date or such other date as Purchases requested hereunder are made, (ii) the disbursement of the proceeds of any Capital Investment, (iii) the consummation of each other transaction contemplated by the other Transaction Documents and (iv) the payment and accrual of all transaction costs in connection with the foregoing, the Seller is Solvent.

Section 4.2    Representations and Warranties of the Servicer.

The Servicer represents and warrants as follows:

(a)            Existence, Qualification and Power; Compliance with Laws.  Subject to the Legal Reservations, each of the Servicer and its Material Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing, in each case where such concept exists, under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite constitutional, corporate or other similar power and authority to (i) own or lease its material assets and carry on its business substantially  as currently conducted and (ii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party, (c) is duly qualified and in good standing, in each case where such concept exists, under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Authorization; No Contravention.  The execution, delivery and performance by each of the Servicer and its Subsidiaries of each Transaction Document to which such Person is a party, and the consummation of the transactions contemplated thereby, are within such Persons corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Persons Organization Documents; (b) in any material way, conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 4.01 of the Undertaking), or require any payment to be made under (i) except payments as set forth in the funds flow memorandum dated the Closing Date and delivered to the Agent, any contractual obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its subsidiaries or (ii) any order in any material way, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in any material way; or (c) violate any material law in any material way; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)            Governmental Authorization; Other Consents.  Subject to the Legal Reservations, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required of a Transaction Party in connection with the execution, delivery or performance by, or enforcement against, the Servicer and its Subsidiaries of this Agreement or any other Transaction Document, or for the consummation of any transaction contemplated thereby, except for (i) the UCC filings contemplated by the Transaction Documents, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (or, with respect to consummation of the transactions contemplated by the Transaction Documents, will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)            Binding Effect.  This Agreement and each other Transaction Document dated on or prior to the date this representation is made constitutes a legal, valid and binding obligation of such Transaction Party, enforceable against each such Transaction Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, and (ii) the need for filings and registrations necessary to perfect any Liens created by the Transaction Documents.

(e)             Financial Statements; No Material Adverse Effect.

  (i)               The unaudited pro forma consolidated balance sheet of the Servicer and its Subsidiaries as of September 30, 2007 (including the notes thereto) and the related pro forma consolidated statement of income of the Servicer and its Subsidiaries for the twelve months ended September 30, 2007, a copy of each of which has been furnished to the Agent for distribution to the Purchasers, have been prepared in good faith, based on assumptions believed by the Servicer to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Servicer and its Subsidiaries as of September 30, 2007 and their estimated results of operations for the period covered thereby, assuming that the Acquisition had actually occurred at such date or at the beginning of the period covered thereby.

 (ii)               On the Closing Date, the audited consolidated financial statements of the Servicer and its consolidated subsidiaries as of December 31, 2006 which have been furnished to the Agent prior to the Closing Date, present in all material respects the financial condition of the Servicer and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.  During the period from December 31, 2006 to and including the Closing Date, there has been (i) no sale, transfer or other disposition by the Servicer or any of its Subsidiaries of any material part of the business or property of the Servicer or any of its Subsidiaries, taken as a whole (other than the sale of Lyondells worldwide inorganic chemicals business in May, 2007), and (ii) no purchase or other acquisition by the Servicer or any of its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Company and its Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Purchasers prior to the Closing Date.

(iii)               The forecasts of consolidated balance sheets, income statements and cash flow statements of the Servicer and its Subsidiaries which have been furnished to the Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(iv)               There has been no event or circumstance since December 31, 2006, that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f)     Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Servicer, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Servicer or any of its Subsidiaries or against any of their properties or revenues that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)            [Reserved].

(h)            [Reserved]

(i)             Taxes.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of the Servicer and each of its Subsidiaries has (i) timely filed all tax returns required to be filed and all such tax returns are true and correct, (ii) timely paid all taxes levied or imposed upon it or its properties (whether or not shown on a tax return), and (iii) satisfied all of its tax withholding obligations; (b) there are no current, pending or threatened audits, examinations or claims with respect to Taxes of any Transaction Party or any of their respective Subsidiaries and (c) the Servicer and each of its Subsidiaries has never participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4.

(j)             ERISA Compliance.  (a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur and (ii) neither the Servicer nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect..

(c) Except where noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (ii) neither any Transaction Party nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

(k)            [Reserved].

(l)     Margin Regulations; Investment Company Act.  The Servicer and each of its Subsidiaries is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  None of the Servicer or any of its Affiliates is or is required to be registered as an investment company under the Investment Company Act of 1940.

(m)           Disclosure.  As of the Closing Date, to the best of the Servicers knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of the Servicer or any of its Subsidiaries to any Agent or Purchaser in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Transaction Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or, as of the Closing Date only, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Servicer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

(n)            [Reserved].

(o)            Anti-Terrorism Laws.

(a)           To the best knowledge of the Servicer, no Transaction Party organized in the United States nor any subsidiary thereof: (i) is, or is controlled by or is acting on behalf of, an Anti-Terrorism Party; (ii) has received funds or other property from an Anti-Terrorism Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(b)           To the best of the Servicers knowledge, each of the Transaction Parties organized in the United States and each subsidiary thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

(p)            Lock-Box Banks.  The names and addresses of all the Lock-Box Banks, together with the lock-box numbers related to, and the account numbers and owners of, the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule I hereto (or such other Lock-Box Banks and/or such other Lock-Box Accounts as have been notified to the Agent in accordance with Section 5.3(m)).  Except under the Lock-Box Agreements, the Servicer has not granted any Person dominion or control of any Lock-Box Account, or the right to take dominion or control over any Lock-Box Account at a future time or upon the occurrence of a future event.

(q)            Credit and Collection Policy.  The Servicer has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder.  The Servicer has not extended or modified the terms of any Pool Receivable or the Contract under which any such Pool Receivable arose, except in accordance with the Credit and Collection Policy and in accordance with Section 6.2(b).

(r)             Contracts, Pool Receivables, Related Security and Collections.  No effective financing statement or other instrument similarly in effect covering any Contract or any Pool Receivable or Related Security or Collections with respect thereto is on file in any recording office, except those set forth on Schedule IV hereto and those filed in favor of the Agent relating to this Agreement or in favor of the Seller and the Agent relating to the Receivables Sale Agreement.

ARTICLE V

General Covenants of the Seller and the Servicer

Section 5.1    Affirmative Covenants of the Seller.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield or other Obligations (other than contingent indemnification obligations) of the Seller remain unpaid under this Agreement, the Seller will:

(a)            Compliance with Laws, Etc.  Comply in all material respects with all applicable laws, rules and regulations, and all orders of any Governmental Authority applicable to it and all Pool Receivables and related Contracts, Related Security and Collections with respect thereto.

(b)           Preservation of Existence.  Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where the failure to preserve and maintain such qualification would materially adversely affect the interests of the Purchasers or the Agent hereunder or in the Pool Receivables and Related Security, or the ability of the Seller or the Servicer to perform their respective obligations under the Transaction Documents.

(c)            Payment of Taxes.  Pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Seller in conformity with GAAP.

(d)            Compliance with Organization Documents.  Comply with, and cause compliance with, the provisions of the Organization Documents of the Seller delivered to the Agent pursuant to Section 4.1 as the same may, from time to time, be amended, supplemented or otherwise modified with the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed).

(e)            Offices, Records and Books of Accounts.

i.
Keep its principal place of business and chief executive office and the offices where it keeps its Records concerning the Pool Receivables at the address of the Seller referred to in Section 4.1(i) or, upon at least 5 days prior written notice to the Agent, at any other location in a jurisdiction where all requested actions under Section 6.5(a) shall have been taken;

ii.
Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate, in all material respects, records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable, the Outstanding Balance of each Pool Receivable and the dates which payments are due thereon and all Collections of and adjustments to each existing Pool Receivable).

iii.
Keep, or cause to be kept, proper books of record and account, which shall be maintained or caused to be maintained by the Seller and shall be separate and apart from those of any Affiliate of the Seller, in which entries that are full and correct in all material respects shall be made of all financial transactions and the assets and business of the Seller in accordance with GAAP;

iv.
To the extent Records are in written form, segregate such Records in file cabinets or storage containers and appropriately label such file cabinets or storage containers to reflect that the Receivable Interests have been conveyed to the Purchasers; and

v.	To the extent such Records constitute computer programs and other non-written Records, appropriately legend such Records to reflect that the Receivable Interests have been conveyed to the Purchasers.

(f)             Examination of Records; Audits.

i.
From time to time upon ten (10) Business Days (or, during the continuance of a Triggering Event of the type described in clause (iii), (iv) or (v) of the definition of Triggering Event, five (5) Business Days) prior notice (except that during the continuance of a Potential Event of Termination or Event of Termination, no such notice shall be required) and during regular business hours as requested by the Agent and at the expense of the Agent, if a Potential Event of Termination or Event of Termination does not exist, and otherwise at the expense of the Seller, permit the Agent, or its agents or representatives, (A) to examine and make copies of and abstracts from all Records in the possession or under the control of the Seller, or the agents of the Seller, relating to Pool Receivables and the Related Security, including, without limitation, the related Contracts, and (B) to visit the offices and properties of the Seller, or the agents of the Seller, for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Pool Receivables and the Related Security or the Sellers performance hereunder or under the Contracts with any of the officers or employees of the Seller having knowledge of such matters and designated by the Seller to discuss such matters with the Agent or its agents or representatives.  Unless a Potential Event of Termination or Event of Termination is continuing, the Agent agrees to combine any request for any such examinations and visits with any request being made under Section 5.4(f).

ii.
The Seller shall furnish to the Agent any information that the Agent may reasonably request regarding the determination and calculation of the Net Receivables Pool Balance including copies of any invoices, underlying agreements, instruments or other documents and the identity of all Obligors in respect of Receivables referred to therein.

(g)            Performance and Compliance with Contracts and Credit and Collection Policy.  At its expense, (i) perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, in a timely manner all provisions, covenants and other promises (if any) required to be observed by it under the Contracts related to the Pool Receivables, and comply in all material respects and in a timely manner with the Credit and Collection Policy in regard to the Pool Receivables and the related Contracts and (ii) as beneficiary of any Related Security, enforce such Related Security as reasonably requested by the Agent.

(h)            Transaction Documents.  At its expense, require each Originator and the Servicer to timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by them under each of the Transaction Documents, maintain each of the Transaction Documents to which it is a party in full force and effect, enforceable in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent, and make to any party to each of such Transaction Documents such demands and requests for information and reports or for action as the Seller is entitled to make thereunder and as may be from time to time reasonably requested by the Agent.

(i)             Deposits to Lock-Box Accounts.  Instruct, or cause the Servicer to instruct, all Obligors to make payments in respect of Pool Receivables to a Lock-Box Account and, if the Seller or any Originator shall otherwise receive any Collections (including, without limitation, any Collections deemed to have been received by the Seller pursuant to Section 2.9), segregate and hold in trust such Collections and deposit such Collections, or cause such Collections to be deposited, to a Lock-Box Account within 2 Business Days following such receipt.

(j)             Maintenance of Separate Existence.  Do all things necessary to maintain its existence separate and apart from each Originator and other Affiliates of the Seller, including, without limitation, (i) maintaining proper limited liability company records and books of account separate from those of such Affiliates; (ii) maintaining its assets, funds and transactions separate from those of such Affiliates, reflecting such assets, funds and transactions in financial statements separate and distinct from those of such Affiliates, and evidencing such assets, funds and transactions by appropriate entries in the records and books referred to in clause (i) above, and providing for its own operating expenses and liabilities from its own assets and funds other than certain expenses and liabilities relating to basic corporate overhead which may be allocated between the Seller and such Affiliates; (iii) holding such appropriate meetings or obtaining such appropriate consents of its Board of Managers as are necessary to authorize all the Sellers actions required by law to be authorized by its Board of Managers, keeping minutes of such meetings and of meetings of its members and observing all other necessary organizational formalities (and any successor Seller shall observe similar procedures in accordance with its governing documents and applicable law); (iv) at all times entering into its contracts and otherwise holding itself out to the public under the Sellers own name as a legal entity separate and distinct from such Affiliates; and (v) conducting all transactions and dealings between the Seller and such Affiliates on an arms-length basis.

(k)            Purchase of Pool Receivables from Originators.  With respect to each Pool Receivable acquired from any Originator by the Seller other than as a capital contribution, pay to such Originator (in accordance with the Receivables Sale Agreement) an amount which constitutes fair consideration and approximates fair market value for such Pool Receivable and in a sale the terms and conditions of which (including, without limitation, the purchase price thereof) reasonably approximates an arms-length transaction between unaffiliated parties.

Section 5.2             Reporting Requirements of the Seller.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield or other Obligations (other than contingent indemnification obligations) of the Seller remain unpaid under this Agreement, the Seller will furnish to the Agent for distribution to the Purchasers:

(a)            AnnualReports.  Within 100 days (one hundred and twenty (120) days in the case of the fiscal year ending December 31, 2007) after the end of each Fiscal Year, financial statements (which shall include a balance sheet and income statement, as well as statements of members equity and cash flow) showing the financial condition and results of operations of the Seller as of the end of and for such Fiscal Year, in each case certified by a Responsible Officer (excepting any Responsible Officer who is a Responsible Officer solely by virtue of a power of attorney) of the Seller as presenting fairly, in all material respects, the financial position and results of operation of the Seller and as having been prepared in accordance with GAAP, together with a certificate of such Responsible Officer stating that such financial statements present fairly, in all material respects, the financial position of the Seller as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes that shall have been disclosed in the notes to the financial statements).

(b)            NoticeofEventofTermination.  Promptly and in any event within 2 Business Days after a Responsible Officer (excepting any Responsible Officer who is a Responsible Officer solely by virtue of a power of attorney) of the Seller first becomes aware of each Event of Termination or Potential Event of Termination continuing on the date of such statement, a statement of a Responsible Officer of the Seller (excepting any Responsible Officer who is a Responsible Officer solely by virtue of a power of attorney) setting forth details of such Event of Termination or Potential Event of Termination and the action which the Seller has taken and proposes to take with respect thereto.

(c)            Other. Promptly, from time to time, such other information, documents, records or reports respecting this Agreement or the other Transaction Documents, the Receivables, the Related Security, the Contracts, the Restricted Accounts or the condition or operations, financial or otherwise, of the Seller as the Agent may from time to time reasonably request.

Section 5.3             Negative Covenants of the Seller.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield or other Obligations (other than contingent indemnification obligations) of the Seller remain unpaid under this Agreement, the Seller will not:

(a)    Debt.  Except as otherwise provided herein or in the Receivables Sale Agreement, create, incur, assume or suffer to exist any Debt, other than (i) Debt of the Seller representing fees, expenses and indemnities arising hereunder or under the Receivables Sale Agreement for the purchase price of the Receivables under the Receivables Sale Agreement, (ii) the Subordinated Notes and (iii) other Debt of the Seller incurred in the ordinary course of its business in an amount not to exceed $10,500 at any time outstanding.

(b)    Sales, Liens, Etc.  Except as otherwise provided herein, sell, lease, transfer, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Lien, other than Permitted Liens, upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, including, but not limited to, its undivided interest in any Pool Receivable or Related Security or Collections in respect thereof, or upon or with respect to any related Contract or any Deposit Account to which any Collections of any Pool Receivable are sent (including, without limitation, any Lock-Box Account), or assign any right to receive income in respect thereof.

(c)    Investments.  Except as otherwise provided herein or in the Receivables Sale Agreement, directly or indirectly make or maintain any Investment.

(d)    RestrictedPayments. Directly or indirectly, declare, order, pay, make or set apart any sum for any redemption, retirement or cancellation of the Sellers Equity Interests or any Subordinated Note other than pursuant to or in accordance with the Transaction Documents.

(e)    Merger, Etc. Consolidate with or merge into any other Person, acquire all or substantially all of the Equity Interests of any Person, acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, enter into any joint venture or partnership with any Person or acquire or create any subsidiary.

(f)     Change in Credit and Collection Policy. Make any changes in the Credit and Collection Policy that would be reasonably likely to impair the collectibility of the Pool Receivables.

(g)    Organizational Documents; Change of Name, Etc.

  (i)       Amend, supplement or otherwise modify any of its Organization Documents without the consent of the Agent (not to be unreasonably withheld or delayed).

 (ii)               Change its name, identity, form of legal structure or jurisdiction of organization, unless, prior to the effective date of any such change, the Seller delivers to the Agent (x) UCC financing statements necessary to reflect such change and to continue the perfection of the ownership interests in the Receivable Interests contemplated by this Agreement and (y) if the identity or structure of the Seller has changed and such change adversely affects the rights of the Agent under then existing Lock-Box Agreements and other control agreements with the Seller to take control of the Lock-Box Accounts and other Restricted Accounts pursuant to Section 6.3(a), new Lock-Box Agreements and other control agreements executed by the Seller and the relevant banks, to the extent necessary to reflect such changes and to continue to enable the Agent to exercise such rights.

(h)           Accounting.  Account for (including for accounting and tax purposes) or otherwise treat the transactions contemplated by the Receivables Sale Agreement in any manner other than as sales of Receivables by any Originator to the Seller, or account for (other than for tax purposes) or otherwise treat the transactions contemplated by this Agreement in any manner other than as sales of Receivable Interests by the Seller to the Agent for the account of the Purchasers.

(i)             AffiliateTransactions. Except as contemplated or permitted by the Transaction Documents, enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Seller.

(j)             ERISA.  Adopt, maintain, contribute to or incur or assume any obligation with respect to any Plan, Multiemployer Plan or Welfare Plan, except such obligation or contingent obligation that arises as a matter of law solely as a result of an ERISA Affiliates sponsorship of a Plan, Multiemployer Plan or Welfare Plan.

(k)            LeaseObligations.  Create, incur, assume or suffer to exist any obligations as lessee for the rental or lease of real or personal property, other than for the lease or rental of an office space or office equipment for use by the Seller in the ordinary course of its business.

(l)             Extension or Amendment of Receivables.  Except as otherwise permitted in Section 6.2, extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(m)           Change in Payment Instructions to Obligors.  Add or terminate any bank as a Lock-Box Bank or any Deposit Account as a Lock-Box Account from those listed in Schedule I, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box Account, unless the Agent shall have received at least 20 days prior written notice of such addition, termination or change and shall have received, with respect to each new Lock-Box Account, a Lock-Box Agreement executed by the Lock-Box Bank that maintains such Lock-Box Account and the Seller or any Originator, as applicable.

(n)            Deposits to Lock-Box Accounts.  Deposit or otherwise credit, or cause or grant any permission to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Pool Receivables.

(o)            Receivables Sale Agreement.  (i) Cancel or terminate the Receivables Sale Agreement or consent to or accept any cancellation or termination thereof, (ii) amend, supplement or otherwise modify any term or condition of the Receivables Sale Agreement or give any consent, waiver or approval thereunder, (iii) waive any default under or breach of the Receivables Sale Agreement or (iv) take any other action under the Receivables Sale Agreement not required by the terms thereof that would impair the value of any Receivable Assets (as defined therein) or the rights or interests of the Seller thereunder or of the Agent or any Purchaser or Indemnified Party hereunder or thereunder.

Section 5.4             Affirmative Covenants of the Servicer.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield or other Obligations (other than contingent indemnification obligations) of the Seller remain unpaid under this Agreement, the Servicer shall:

(a)    Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(b)    Compliance with Laws, Etc. Comply with all applicable laws, rules, and regulations and all orders of any Governmental Authority applicable to it and all Pool Receivables and related Contracts, Related Security and Collections with respect thereto to the extent noncompliance could reasonably be expected to result in a Material Adverse Effect.

(c)    Business and Properties.  Except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, at all times (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; and (b) maintain, preserve and protect all property material to the conduct of such business.

(d)    Payment of Taxes.  Pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful material claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to liens or charges upon such properties or any part thereof, unless and to the extent that any such tax, assessment, charge, levy or claim is being contested in good faith by appropriate proceedings and adequate reserves are being maintained on its books with respect thereto to the extent required by GAAP.

(e)    Books of Accounts.

  (i)               To the extent Records are (A) in written form, segregate such Records in file cabinets or storage containers and appropriately label such file cabinets or storage containers to reflect that the Receivable Interests have been conveyed to the Purchasers, or (B) constitute computer programs and other non-written Records, appropriately legend such Records to reflect that the Receivable Interests have been conveyed to the Purchasers.

 (ii)               Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate, in all material respects, records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable, the Outstanding Balance of each Pool Receivable and the dates which payments are due thereon and all Collections of and adjustments to each existing Pool Receivable).

(f)     Examination of Records; Audits.

  (i)               From time to time upon ten (10) Business Days (or, during the continuance of a Triggering Event of the type described in clause (iii), (iv) or (v) of the definition of Triggering Event, five (5) Business Days) prior notice (except that during the continuance of a Potential Event of Termination or Event of Termination, no such notice shall be required) and during regular business hours as requested by the Agent and at the expense of the Agent, if a Potential Event of Termination or Event of Termination does not exist, and otherwise at the expense of the Servicer, permit the Agent, or its agents or representatives, (A) to examine and make copies of and abstracts from all Records in the possession or under the control of any Originator, the Servicer or their respective Affiliates or the agents of such Originator, the Servicer or their respective Affiliates, relating to Pool Receivables and the Related Security, including, without limitation, the related Contracts, and (B) to visit the offices and properties of any Originator, the Servicer, their respective Affiliates (other than the Seller) or the agents of such Originator, the Servicer or their respective Affiliates, for the purpose of examining such materials described in clause (a) above, and to discuss matters relating to Pool Receivables and the Related Security or the Servicers performance hereunder or under the Contracts with any of the officers or employees of the Servicer having knowledge of such matters and designated by the Servicer to discuss such matters with the Agent or its agents or representatives. Unless a Potential Event of Termination or Event of Termination is continuing, the Agent agrees to combine any request for any such examinations and visits with any request being made under Section 5.1(f).

 (ii)               The Agent may (at its own election or at the request of the Required Purchasers), at the Servicers sole cost and expense, make test verifications and other evaluations of the Receivables in any manner and through any medium that the Agent considers advisable, and the Servicer shall furnish all such assistance and information as the Agent may require in connection therewith; provided that, unless a Potential Event of Termination or an Event of Termination has occurred and is continuing, the Agent shall conduct no more than four such evaluations pursuant to this Section during any calendar year ;provided further that, unless Total Excess Availability is less than $200,000,000 on each Business Day during any period of five consecutive Business Days within any twelve-month period, the Agent shall conduct no more than two such evaluations pursuant to this Section during such twelve-month period.  The Servicer shall pay the documented fees and expenses of employees or other representatives of the Agent in connection with such evaluations.  In-house examination charges shall be limited to an amount up to $1,000 per day per examiner (employee or representative) plus such examiners reasonable out-of-pocket expenses, including travel expenses, incurred in connection with such evaluation.  The Agent shall furnish to each Purchaser a copy of the final written report prepared in connection with any such evaluation and shall provide the Servicer and the Seller with a summary of the analysis of the Receivables contained in any such final written report not less than two Business Days prior to delivery thereof to the Purchasers.

 (iii)               The Servicer shall furnish to the Agent any information that the Agent may reasonably request regarding the determination and calculation of the Net Receivables Pool Balance including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Obligors in respect of Receivables referred to therein.

(g)    Performance and Compliance with Contracts and Credit and Collection Policy.  At its own expense, timely and fully (i) perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to the Pool Receivables and the related Contracts and (ii) as beneficiary of any Related Security, enforce and cause each other Originator to enforce such Related Security as reasonably requested by the Agent.

(h)    Transaction Documents.  At its expense, maintain each of the Transaction Documents to which it is a party in full force and effect, enforce in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent, and make to any party to each of such Transaction Documents such demands and requests for information and reports or for action as it is entitled to make thereunder and as may be from time to time reasonably requested by the Agent.

(i)     Deposits to Lock-Box Accounts. Instruct all Obligors to make payments in respect of Pool Receivables to a Lock-Box Account and, if the Servicer shall otherwise receive any Collections (including, without limitation, any Collections deemed to have been received by the Seller pursuant to Section 2.9), segregate and hold in trust such Collections and deposit such Collections, or cause such Collections to be deposited, to a Lock-Box Account within 2 Business Days following such receipt.

(j)             ERISA.  (i) Comply in all material respects with the applicable provisions of ERISA, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect, and (ii) furnish to the Agent (x) as soon as possible, and in any event within 30 days after any Responsible Officer of the Servicer knows that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Servicer or any Subsidiary to the PBGC in an amount that could reasonably be expected to result in a Material Adverse Effect, a statement of a Principal Financial Officer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (y) promptly after receipt thereof, a copy of any notice that the Servicer or any Subsidiary may receive from the PBGC of an intent to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans if such event could reasonably be expected to result in a Material Adverse Effect and (z) promptly and in any event within 30 days after receipt thereof by the Servicer or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice concerning (A) the imposition of any Withdrawal Liability in an amount that could reasonably be expected to result in a Material Adverse Effect or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, both within the meaning of Title IV of ERISA, which, in each case, is expected to result in an increase in annual contributions of the Servicer or any Subsidiary to such Multiemployer Plan in an amount that could reasonably be expected to result in a Material Adverse Effect.

(k)            Control Agreements.  Not later than the end of the Compliance Period, cause to be delivered to the Agent (x) a Lock-Box Agreement with each Lock-Box Bank, executed by such Lock-Box Bank, the Agent and the Seller, the Servicer or an Originator, as applicable, and (y) a control agreement, in form and substance reasonably satisfactory to the Agent, with each depository bank maintaining any other Restricted Account, executed by such depository bank, the Agent, the Seller and the Servicer, as applicable.

Section 5.5     Reporting Requirements of the Servicer.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital Investment shall be outstanding and no Yield or other Obligations of the Seller remain unpaid under this Agreement, the Servicer shall furnish to the Agent for distribution to the Purchasers:

(a)    Monthly Reports.  During the existence of a Triggering Event, within 30 days after the end of each of the first two fiscal months in each fiscal quarter of Lyondell, unaudited consolidated financial statements (which shall include a balance sheet and income statement, as well as statements of partners equity and cash flow) showing the financial condition and results of operation of Lyondell and its consolidated subsidiaries as of the end of and for such fiscal month and that portion of the current Fiscal Year ending as of the close of such month, in each case certified by a Principal Financial Officer of Lyondell as being the same monthly financial statements generated in accordance with Lyondells normal procedures and submitted to management of Lyondell.  The Agent and the Purchasers acknowledge that any monthly unaudited consolidated financial statements furnished pursuant to this Section 5.5(a) will not be accompanied by the footnotes and other disclosures that would be necessary for fair presentation in accordance with GAAP.

(b)    Quarterly Reports.  Subject to the last two unlettered paragraphs of this Section 5.5, as soon as available, but in any event within forty-five (45) days (sixty (60) days in the case of the first three quarters of the fiscal year ending December 31, 2008) (or such earlier date on which the Company is required to make any public filing of such information), after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, (1) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows, each for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by a Responsible Officer (excepting any Responsible Officer who is a Responsible Officer solely by virtue of a power of attorney) of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (2) promptly, any other information, documents and other reports which the Company or any Subsidiary is (when registered) required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c)    Annual Reports.  Subject to the last two unlettered paragraphs of this Section 5.5, as soon as available, but in any event within ninety (90) days (one-hundred and twenty (120) days in the case of the fiscal year ending December 31, 2007) (or such earlier date on which the Company is required to make any public filing of such information) after the end of each fiscal year of the Company beginning with the fiscal year ending December 31, 2007, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on without material qualification (including any going concern or like qualification) by an independent registered public accounting firm of nationally recognized standing.

(d)            Principal Financial Officers Certification.  Concurrently with (c) and (b) above, a certificate of a Principal Financial Officer of the Servicer,

  (i)               certifying that to the best knowledge of such Principal Financial Officer no Potential Event of Termination or Event of Termination has occurred and is continuing or, if a Potential Event of Termination or Event of Termination has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and

 (ii)               solely in the case of (b) above, certifying that except as previously notified to the Agent pursuant to Section 5.3(g) or Section 5.6(b) since the Closing Date or the date of the most recently delivered Principal Financial Officers Certification, as applicable there has been no change in any Transaction Partys name, form of organization, jurisdiction of organization and organizational number or Federal Taxpayer Identification Number.

(e)    Seller Report. On or prior to (x) the Closing Date and (y) the tenth Business Day of each calendar month thereafter:

  (i)               a Seller Report relating to each Receivable Interest, as of the close of business of the Servicer on the last day of the immediately preceding calendar month;

 (ii)               a listing of the ten Obligors owing the greatest dollar amount of Pool Receivables, together with a report setting forth (A) the name of such Obligor, (B) the balance of the Pool Receivables owing by such Obligor as of such date, and (C) a summary of credit terms applicable to such Pool Receivables under the applicable Contract;

(iii)               a listing by Obligor of all Pool Receivables, together with an analysis as to the aging of such Receivables, as of such last day; and

(iv)               such other information as shall be reasonably requested from time to time by the Agent or by the Agent at the request of the Required Purchasers;

provided that during the existence of a Triggering Event, on the second Business Day of each calendar week, the Servicer shall deliver a Seller Report relating to each Receivable Interest as of the close of business on the last day of the immediately preceding calendar week, except that, to the extent the information otherwise required to be set forth in a monthly Seller Report is not generally available to the Servicer on a weekly basis, the Seller Report shall be prepared on the basis of the aggregate amount of Collections from the Pool Receivables received by or on behalf of the Servicer as of the end of the immediately preceding calendar week and the aggregate of sales and billings of each Originator as of the end of the immediately preceding calendar week and otherwise on the basis of the applicable information contained in the most recent monthly Seller Report received by the Agent.

(f)     Net Receivables Pool Balance Report. As soon as possible and in any event within 2 Business Days after a Responsible Officer of the Servicer first becomes aware that any of the following is true: (i) the Net Receivables Pool Balance is less than 75% of the Net Receivables Pool Balance reflected in the most recent Seller Report delivered pursuant to clause (e) above, or (ii) the Net Receivables Pool Balance is less than 105% of the Required Net Receivables Pool Balance (giving effect to any calculated reduction in Capital by an amount equal to the amount on deposit in the Cash Assets Account that is available for application therefor pursuant to Section 2.6(a)(iii) or (iv) or Section 2.7(a)(iii) or (iv), as applicable, as of the close of business on the relevant day of determination), or (iii) the outstanding Capital exceeds the Net Receivables Pool Balance as a result of a decrease therein, a statement of a Responsible Officer of the Servicer setting forth details of such event and, in the case of clause (iii) such notice shall also include the amount of such excess.

(g)    Litigation, etc.  Give the Agent prompt written notice (which the Agent shall promptly deliver to the Purchasers) after any Responsible Officer learns of the following:

  (i)               the issuance by any Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the transactions contemplated by the Transaction Documents, including the making of the Capital Investments, or having the effect of invalidating any provision of this Agreement or any other Transaction Document or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

 (ii)               the filing or commencement of any action, suit or proceeding against any Transaction Party or any Subsidiary, whether at law or in equity or by or before any Governmental Authority or any arbitrator, as to which action, suit or proceeding there is a reasonable possibility of an adverse determination and which, if determined adversely to such Transaction Party or any Subsidiary, could reasonably be expected to result in a Material Adverse Effect;

(iii)               the occurrence of any development or event which could reasonably be expected to result in a Material Adverse Effect; and

(iv)               the existence of (i) any Triggering Event or (ii) any Potential Event of Termination or Event of Termination, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto.

(h)    Information Regarding the Servicer.  Give the Agent written notice at least 10 days prior to (in the case of (ii) or (iii)) and within 20 days after (in any other case) change in the Servicers (i) name, (ii) form of organization, (iii) jurisdiction of organization, (iv) organizational number or (v) Federal Taxpayer Identification Number.

(i)     Other. Promptly, from time to time, such other information, documents, records or reports respecting this Agreement or the other Transaction Documents, the Receivables, the Related Security, the Contracts, the Restricted Accounts or the condition or operations, financial or otherwise, of any Transaction Party as the Agent may from time to time reasonably request.

Notwithstanding the foregoing, the obligations to deliver financial statements pursuant to clauses (b) and (c) of this Section 5.5 will be satisfied with respect to financial information of the Company by furnishing (A) the applicable financial statements of the Company or (B) the Companys Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 5.5(b), all such materials are to be reported on without material qualification (including any going concern or like qualification) by an independent registered public accounting firm of nationally recognized standing.

Documents required to be delivered pursuant to clauses (c) and (b) of this Section 5.5 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company (or any direct or indirect parent of the Company) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 5.5; or (ii) on which such documents are posted on the Companys behalf on IntraLinks/IntraAgency or another website identified in the notice provided pursuant to clause (z) immediately below, if any, to which each Purchaser and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (y) upon written request by the Agent or any Purchaser, the Servicer shall deliver paper copies of the information referred to in clauses (c) and (bg) of this Section 5.5 as requested by the Agent or Purchaser (as applicable) and (z) the Servicer shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents.  Each Purchaser shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Agent and maintaining its copies of such documents.

Section 5.6     Negative Covenants of the Servicer.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield or other Obligations (other than contingent indemnification obligations) of the Seller remain unpaid under this Agreement, the Servicer shall not:

(a)    Change in Business Lines or Credit and Collection Policy.  Make any change in the character of its business or in the Credit and Collection Policy that would, in either case, be reasonably likely to impair the collectibility of the Pool Receivables.

(b)    Organizational Documents; Change of Name, Etc.

  (i)               Amend, supplement or otherwise modify the Organization Documents of the Seller without the consent of the Agent (not to be unreasonably withheld or delayed).

 (ii)               Change, or cause any other Transaction Party to change, its name, form of organization or jurisdiction of organization, unless, prior to the effective date of any such change, if such change adversely affects the rights of the Agent under then existing Lock-Box Agreements or other control agreements with such Transaction Party to take control of the Lock-Box Accounts and other Restricted Accounts pursuant to Section 6.3(a), the Servicer delivers to the Agent new Lock-Box Agreements and other control agreements executed by such Transaction Party and the relevant banks, to the extent necessary to reflect such changes and to continue to enable the Agent to exercise such rights.

(c)    Accounting.  Cause or permit the Seller to account for (including for accounting and tax purposes) or otherwise treat the transactions contemplated by the Receivables Sale Agreement in any manner other than as sales of Receivables by any Originator to the Seller, or to account for (other than for tax purposes) or otherwise treat the transactions contemplated by this Agreement in any manner other than as sales of Receivable Interests by the Seller to the Agent for the account of the Purchasers.

(d)    Extension or Amendment of Receivables. Except as otherwise permitted in Section 6.2, extend, amend or otherwise modify the terms or Outstanding Balance of any Pool Receivable, or extend, amend, modify or waive any term or condition of any Contract related thereto.

(e)    Change in Payment Instructions to Obligors. Add or terminate any bank as a Lock-Box Bank or any Deposit Account as a Lock-Box Account from those listed in Schedule I, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box Account, unless the Agent shall have received at least 20 days prior written notice of such addition, termination or change and shall have received, with respect to each new Lock-Box Account, a Lock-Box Agreement executed by the Lock-Box Bank that maintains such Lock-Box Account and the Seller or any Originator, as applicable.

(f)     Deposits to Lock-Box Accounts. Deposit or otherwise credit, or cause or grant permission to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Pool Receivables.

(g)    Voluntary Petitions.  Cause the Seller to file a voluntary petition under the Bankruptcy Code or any other bankruptcy or insolvency laws so long as the Seller is not insolvent within the meaning of the Bankruptcy Code, and unless, and only unless, such filing has been authorized in accordance with the Sellers Organization Documents.

(h)    Maintenance of Sellers Separate Existence.  Take any action, or omit to take any action, if the effect is to cause the Seller to fail to perform or observe in any material respect the covenants contained in Section 5.1(d) and Section 5.1(j) above or to otherwise cause the Seller not to be considered as legal entity separate and distinct from any Originator or any other Affiliates.

ARTICLE VI

Administration and Collection

Section 6.1     Designation of Servicer.

(a)           The Pool Receivables shall be serviced, administered and collected by the Person (the Servicer) designated to do so from time to time in accordance with this Section 6.1.  Until the Agent designates a new Servicer in accordance with Section 6.1(c), Lyondell is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.

(b)           The Servicer may subcontract with each Originator to service, administer or collect the Pool Receivables that any Originator creates, and may, with the prior consent of the Agent (such consent not to be unreasonably withheld or delayed), subcontract with any other Person to service, administer or collect the Pool Receivables, provided that such other Originator or other Person with whom the Servicer so subcontracts shall not become the Servicer hereunder and the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof.

(c)            The Agent may at any time following the occurrence of an Event of Termination designate as Servicer any Person (including itself) to succeed the initial or any successor Servicer, if such Person (other than itself) shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof.

Section 6.2     Duties of Servicer.

(a)           The Servicer shall take or cause to be taken all such commercially reasonable actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.  Each of the Seller, the Purchasers and the Agent hereby appoints as its agent the Servicer, from time to time designated pursuant to Section 6.1, to enforce its respective rights and interests in and under the Pool Receivables, the Related Security and the related Contracts.

(b)    Unless an Event of Termination shall have occurred and be continuing, the Servicer may, in accordance with the Credit and Collection Policy, (i) extend the maturity or adjust the Outstanding Balance of any Receivable as the Servicer may determine to be appropriate to maximize Collections thereof, (ii) extend the term of any Contract and (iii) amend, modify or waive any other terms and conditions of any Contract.

(c)           The Servicer shall administer the Collections in accordance with the procedures described herein and in Sections 2.6, 2.7, 2.8 and 2.9.  The Servicer shall as soon as practicable following receipt, turn over to the Seller any cash collections or other cash proceeds received with respect to Receivables not constituting Pool Receivables.

(d)           The Servicer shall hold in trust for the Seller and each Purchaser, in accordance with their respective interests, all Records that evidence or relate to the Pool Receivables.  The Servicer shall, upon the occurrence and during the continuance of any Event of Termination, and at the request of the Agent, provide to the Agent the Records with respect to the Pool Receivables, provided that, in the case of Records consisting of computer programs, data processing software and any other intellectual property under license from third parties, the Servicer will make available such Records only to the extent that the license for such property so permits.

Section 6.3     Rights of the Agent.

(a)    The Seller and the Servicer each hereby transfer to the Agent the exclusive dominion and control of (x) the Lock-Box Accounts to which the Obligors of Pool Receivables shall make payments and (y) the other Restricted Accounts, and shall take any further action that the Agent may reasonably request to effect such transfer, including ..

(b)            At any time during the continuance of an Event of Termination:

  (i)               The Agent may notify, at the Sellers expense, the Obligors of Pool Receivables, or any of them, of the ownership of Receivable Interests by the Purchasers.

 (ii)               The Agent may direct the Obligors of Pool Receivables, or any of them, to make payment of all amounts due or to become due to the Seller under any Pool Receivable directly to the Agent or its designee.

(iii)               The Seller and the Servicer each shall, at the Agents request and at the Sellers and the Servicers expense, give notice of such ownership to such Obligors and direct them to make such payments directly to the Agent or its designee.

(iv)              The Seller and the Servicer each shall, at the Agents request, (A) assemble, and make available to the Agent at a place reasonably selected by the Agent or its designee, all of the Records which evidence or relate to the Pool Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect the Pool Receivables, provided that, in the case of Records consisting of computer programs, data processing software and any other intellectual property under license from third parties, the Servicer will make available such Records only to the extent that the license for such property so permits, and provided, further, that during the continuance of an Event of Termination, the Seller and the Servicer each shall, at the Agents request, commence the process of assembling such Records, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections or other proceeds of Pool Receivables in a manner reasonably acceptable to the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

 (v)               The Agent may take any and all commercially reasonable steps in the Sellers or the Servicers name and on behalf of the Seller and the Purchasers necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing the Sellers, or the Servicers name on checks and other instruments representing Collections or other proceeds of Pool Receivables, enforcing such Pool Receivables and the related Contracts, and adjusting, settling or compromising the amount or payment thereof, in the same manner and to the same extent as the Seller or the Servicer might have done.

(c)           At any time during the continuance of a Triggering Event, the Agent may, upon the instructions of the Required Purchasers and at the Sellers expense, request any of the Obligors of Pool Receivables to confirm the Outstanding Balance of such Obligors Pool Receivables.

Section 6.4    Certain Responsibilities.

Anything herein to the contrary notwithstanding:

(a)           The Seller, the Servicer and each Originator shall perform all of its obligations (if any) under the Contracts related to the Pool Receivables to the same extent as if Receivable Interests had not been sold hereunder and the exercise by the Agent of its rights hereunder shall not release the Seller or the Servicer from such obligations or its obligations with respect to Pool Receivables or under the related Contracts; and

(b)           Neither the Agent nor the Purchasers shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform any of the obligations of the Seller or any Originator thereunder.

Section 6.5    Further Assurances.

(a)    The Seller and the Servicer each agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Agent may reasonably request, in order to perfect, protect or more fully evidence or maintain the validity and effectiveness of the Receivable Interests purchased by the Purchasers hereunder, to carry out more effectively the purposes of the Transaction Documents and to enable any of them or the Agent to exercise and enforce any of their respective rights and remedies under the Transaction Documents. Without limiting the generality of the foregoing, the Seller and the Servicer each will upon the request of the Agent, in order to perfect, protect or evidence such Receivable Interests: (i) file or cause to be filed such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary, or as the Agent may reasonably request; (ii) from and after April 1, 2008, mark conspicuously each invoice evidencing each Pool Receivable with a legend stating that such Pool Receivable and related Contract has been sold, transferred and assigned to the Seller; and (iii) mark its master data processing records evidencing such Pool Receivables and related Contracts with such legend. The Servicer also agrees to provide to the Agent, from time to time upon request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Transaction Documents.

(b)           The Seller hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relating to all or any of the Contracts, or Pool Receivables and the Related Security and Collections with respect thereto, now existing or hereafter arising, without the signature of the Seller where permitted by law.  A photocopy or other reproduction of this Agreement or any financing statement covering all or any of the Contracts, or Pool Receivables and the Related Security and Collections with respect thereto shall be sufficient as a financing statement where permitted by law.

(c)           If the Servicer or the Seller fails to perform any agreement contained herein, then after notice to the Servicer or the Seller, as applicable, the Agent may itself perform, or cause performance of, such agreement, and the reasonable costs and expenses of the Agent incurred in connection therewith shall be payable by the Seller under Section 10.1 or Section 11.5, as applicable.

ARTICLE VII

Events of Termination

Section 7.1     Events of Termination.

If any of the following events (Events of Termination) shall occur and be continuing:

(a)           Non-Payment.  The Seller or Servicer fails to make any payment or deposit when and as required to be made herein and, except for deposits in respect of Capital, such failure continues for at least five (5) consecutive Business Days; or

(b)           Specific Covenants.  (i) The Seller or Servicer fails to perform or observe any term, covenant or agreement contained in Sections 5.1(b), 5.2(b), 5.3, 5.4(a), 5.5(e), 5.6, 11.1 of this Agreement, (ii) any Originator fails to perform or observe any term, covenant or agreement contained in Sections 4.01(a), 4.03, 8.01 of the Receivables Sale Agreement or (iii) the Servicer or any Originator fails to perform or observe any term, covenant or agreement contained in Sections 3.01, 3.03, Article IV and 6.03 of the relevant Undertaking; or

(c)           Other Defaults.  Any Transaction Party fails to perform or observe any other covenant or agreement (not specified in Section 7.01(a) or (b) above) contained in any Transaction Document on its part to be performed or observed and such failure continues for thirty (30) days, or solely with respect to a failure (i) of the Servicer to comply with clauses 5.5(b) and (c) of this Agreement, ten (10) Business Days, after notice thereof by the Agent to the Servicer; provided, however, that a default under Section 5.3(b) shall not constitute an Event of Termination under this Section 7.1(c) if such default relates to a specific Pool Receivable and gives rise to an obligation of the Seller to make a payment under Section 2.9(c) in respect of the affected Pool Receivable and the Seller has made such payment in accordance with Section 2.9(c) and, after giving effect to such payment and, if applicable, any calculated reduction in Capital by an amount on deposit in the Cash Assets Account that is available for application therefor pursuant to Section 2.6 or 2.7, as applicable, the aggregate Receivable Interests would not exceed 100%; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Transaction Party herein, in any other Transaction Document, or in any document required to be delivered in connection herewith or therewith  (or any certification by a Company Financial Officer or the Borrowers Agent expressly contemplated by this Agreement) shall be incorrect or misleading in any material respect when made or deemed made; provided, however, that any such breach of a representation or warranty or any such inaccuracy that relates to a specific Pool Receivable shall not constitute an Event of Termination under this Section 7.1(d) if such breach or inaccuracy gives rise to an obligation of the Seller to make a payment under Section 2.9(c) in respect of the affected Pool Receivable and the Seller has made such payment in accordance with Section 2.9(c) and, after giving effect to such payment and, if applicable, any calculated reduction in Capital by an amount on deposit in the Cash Assets Account that is available for application therefor pursuant to Section 2.6 or 2.7, as applicable, the aggregate Receivable Interests would not exceed 100%; or

(e)    Cross-Default.  Any Transaction Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness of not less than the Threshold Amount (any such Indebtedness, the Threshold Indebtedness), or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further that such failure is unremedied and is not waived by the holders of such Indebtedness; or (iii) an Event of Default shall exist under (as defined in) the ABF Agreement; or a Receivables Termination Notice shall have been delivered under (and as defined in) the Intercreditor Agreement; or

(f)     Insolvency Proceedings, Etc.  Any of the Company, a Transaction Party or any Material Subsidiary to the fullest extent permitted under applicable mandatory provisions of law institutes or consents to the institution of any proceeding under any Debtor Relief Law or files for the opening of insolvency proceedings or a third person files for the opening of insolvency proceedings, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee (not being a custodian), custodian, conservator, liquidator (not being a bewindvoerder), rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property under any applicable Debtor Relief Laws; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment.  (i) Any of the Company, any Transaction Party or any Material Subsidiary  becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Transaction Parties and the Restricted Subsidiaries taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)    Judgments.  There is entered against any Transaction Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied  coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)             Invalidity of Transaction Documents. Any material portion of any material Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the Agent or Asset Agent or any Purchaser, ceases to be in full force and effect; or any Transaction Party contests in writing the validity or enforceability of any provision of any Transaction Document; or any Transaction Party denies in writing that it has any or further liability or obligation under any Transaction Document (other than as a result of repayment in full of the Capital), or purports in writing to revoke or rescind any Transaction Document; or it becomes unlawful for any Transaction Party to perform any of its Obligations under the Transaction Documents; or

(j)             Change of Control.  There occurs or shall exist any Change of Control; or

(k)    Ownership Interests.  Any Purchase shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership interest or security interest to the extent of the pertinent Receivable Interest in each applicable Pool Receivable and the Related Security and Collections with respect thereto, except by reason of action taken voluntarily by the Agent, or the failure by the Agent to take action required to be taken by it under the Transaction Documents; provided, however, that any such event that relates to a specific Pool Receivable shall not constitute an Event of Termination under this Section 7.01(k) if the occurrence of such event gives rise to an obligation of the Seller to make a payment under Section 2.9(c) in respect of the affected Pool Receivable and the Seller has made such payment in accordance with Section 2.9(c) and, after giving effect to such payment and, if applicable, any calculated reduction in Capital by an amount held in the Cash Assets Account that is available for application therefor pursuant to Section 2.6 or 2.7, as applicable, the aggregate Receivable Interests would not exceed 100%; or

(l)             ERISA.  An ERISA Event occurs which, together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(m)             [Reserved]

(n)    Net Receivables Pool Balance. The Net Receivables Pool Balance shall be less than the Required Net Receivables Pool Balance (giving effect to any calculated reduction in Capital by an amount equal to the amount on deposit in the Cash Assets Account that is available for application therefor pursuant to Section 2.6 or 2.7, as applicable, as of the close of business on the relevant day of determination) for a period of 2 consecutive Business Days or more; or

(o)    Total Excess Availability.  Total Excess Availability shall for a period of two (2) consecutive Business Days be less than $100,000,000;

notwithstanding the foregoing, Events of Termination under Section 7.1(e) or (h), shall not apply with respect to Millennium Holdings LLC or any Person that is a subsidiary of Millennium Holdings LLC as of the Closing Date (collectively, the Millennium Holdings Group) so long as none of the forementioned is an Originator, if, at the time of determination, (x) the event that would otherwise give rise to such an Event of Termination is excluded from the corresponding provision in all other Threshold Indebtedness or would otherwise not give rise to an event of termination thereunder in accordance with the terms of such Threshold Indebtedness and (y) the Millennium Holdings Group, taken as a whole, is not a Material Subsidiary;

then, and in any such event, the Agent shall, at the request, or may with the consent, of the Required Purchasers, by notice to the Seller and the Servicer declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur; provided, that (x) automatically upon the second Business Day following the effectiveness of a Receivables Termination Notice delivered in accordance with (and as defined in) the Intercreditor Agreement, the Termination Date shall occur and (y) automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice, or both) described in subsection (f) of this Section 7.1, the Termination Date shall occur, and the Agent may replace the Servicer pursuant to 0.  Upon any such occurrence of the Termination Date, the Agent and each Purchaser shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under any and all applicable laws, which rights shall be cumulative.

ARTICLE VIII

The Agent

Section 8.1    Authorization and Action.

(a)            Each Purchaser hereby appoints Citibank as the Agent hereunder and each Purchaser authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Agent under such agreements and to exercise such powers as are reasonably incidental thereto.  Without limiting the foregoing, each Purchaser hereby authorizes the Agent to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which the Agent is a party, to exercise all rights, powers and remedies that the Agent may have under such Transaction Documents.

(b)           As to any matters not expressly provided for by this Agreement and the other Transaction Documents (including enforcement or collection), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Purchasers, and such instructions shall be binding upon all Purchasers; provided, however, that the Agent shall not be required to take any action that (i) the Agent in good faith believes exposes it to personal liability unless the Agent receives an indemnification satisfactory to it from the Purchasers with respect to such action or (ii) is contrary to this Agreement or applicable law.  The Agent agrees to give to each Purchaser prompt notice of each notice given to it by the Seller, any Originator or the Servicer pursuant to the terms of this Agreement or the other Transaction Documents.

(c)            In performing its functions and duties hereunder and under the other Transaction Documents, the Agent is acting solely on behalf of the Purchasers and its duties are entirely administrative in nature.  The Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Transaction Documents or any other relationship as the agent, fiduciary or trustee of or for any Purchaser or holder of any other obligation under any Transaction Document.  The Agent may perform any of its duties under any Transaction Document by or through its agents or employees.

(d)            The Asset Agent shall have no responsibility, obligation or liability whatsoever under the Transaction Documents, or in respect of the transactions thereunder, in such capacity (other than Section 11.6).

Section 8.2    Agents Reliance, Etc.

Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto (including, without limitation, the Agents servicing, administering or collecting Pool Receivables as Servicer pursuant to Section 6.1), or in respect of the transactions thereunder, except for its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, except as otherwise agreed by the Agent and any Purchaser, the Agent: (i) may consult with legal counsel (including counsel for the Seller, the Servicer or any Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Purchaser and shall not be responsible to any Purchaser for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto on the part of the Seller or any Originator or to inspect the property (including the books and records) of the Seller or any Originator; (iv) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto, or the perfection, priority or value of any ownership interest or security interest created or purported to be created hereunder or under the Receivables Sale Agreement; and (v) shall incur no liability under or in respect of this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.3    Citibank and Affiliates.

With respect to any Capital or any Receivable Interest owned by it, Citibank shall have the same rights and powers under this Agreement as any other Purchaser and may exercise the same as though it were not the Agent.  Citibank and its Affiliates may generally engage in any kind of business with the Seller or any Originator or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller or any Originator or any Obligor or any of their respective Affiliates, all as if Citibank were not the Agent and without any duty to account therefor to the Purchasers.

Section 8.4     Purchase Decisions.

Each Purchaser acknowledges that it has, independently and without reliance upon the Agent or any of its Affiliates or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and to purchase undivided ownership interests in Pool Receivables hereunder.  Each Purchaser also acknowledges that it shall, independently and without reliance upon the Agent, any of its Affiliates or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

Section 8.5     Indemnification.

The Purchasers agree to indemnify the Agent (to the extent not promptly reimbursed by the Seller or the Servicer), ratably according to their Ratable Portion from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or any action taken or omitted by the Agent under this Agreement or any other Transaction Document or any such instrument or document; provided that no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agents gross negligence or willful misconduct.  Without limitation of the foregoing, the Purchasers agree to reimburse the Agent, ratably according to their Ratable Portion, promptly upon demand for any costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) payable by the Seller to the Agent under Section 11.5, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Seller.

Section 8.6     Successor Agent

The Agent may resign at any time by giving written notice thereof to the Purchasers and the Seller.  Upon any such resignation, the Required Purchasers shall have the right to appoint a successor Agent with the consent of the Seller, such consent not to be unreasonably withheld.  If no successor Agent shall have been so appointed by the Required Purchasers, and shall have accepted such appointment, within 30 days after the retiring Agents giving of notice of resignation, then the retiring Agent may, on behalf of the Purchasers, appoint a successor Agent, selected from among the Purchasers.  In either case, such appointment shall be subject to the prior written approval of the Seller (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Termination).  Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Transaction Documents.  Prior to any retiring Agents resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Transaction Documents.  After such resignation, the retiring Agent shall continue to have the benefit of this Article VIII as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Transaction Documents.

Section 8.7     Posting of Approved Electronic Communications.

(a)    Subject to certain limited exceptions in respect of which the Servicer or the Seller has delivered prior written notice to the Agent, each of the Purchasers, the Servicer and the Seller agree that the Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Purchasers by posting such Approved Electronic Communications on IntraLinks(tm) or a substantially similar electronic platform chosen by the Agents to be their electronic transmission system (the "Approved Electronic Platform").

(b)           Although the primary web portal is secured with a dual firewall and a user ID/password authorization system and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Purchasers, the Servicer and the Seller acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Purchasers, the Servicer and the Seller hereby approves, and the Servicer shall cause each Originator to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)    The Approved Electronic Communications and the Approved Electronic Platform are provided as is and as available.  None of the Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the Agent Affiliates) warrants the accuracy, adequacy or completeness of the Approved Electronic Communications and the Approved Electronic Platform and each expressly disclaims liability for errors or omissions not committed by it or in the absence of its gross negligence or willful misconduct in the Approved Electronic Communications and the Approved Electronic Platform.  No warranty of any kind, express, implied or statutory (including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects) is made by the Agent Affiliates in connection with the Approved Electronic Platform.

ARTICLE IX

Assignment of Receivable Interests

Section 9.1     Purchasers Assignment of Rights and Obligations.

(a)    Each Purchaser may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Receivable Interests owned by it); provided, however, that (i) each such assignment shall be a constant, and not a varying, percentage of such Purchasers rights and obligations under this Agreement and the Receivable Interests owned by it, (ii) in the case of any assignment by any Purchaser that is not assigning pursuant thereto all of its right and obligations under this Agreement, (A) the amount of the Commitment (determined as of the date of the applicable Assignment and Acceptance) being assigned pursuant to each such assignment shall be at least $10,000,000, or (B) the aggregate amount of all Commitments (determined as of the date of the applicable Assignments and Acceptances) being assigned by such Purchaser on such date to two or more Assignees that are Approved Funds of such Purchaser or are Affiliates of each other shall be at least $10,000,000 (or, in the case of (A) or (B), any smaller amount agreed upon by the Agent and the Seller), (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with (except in the case of an assignment to another Purchaser or an Affiliate or an Approved Fund of such Purchaser) a processing and recording fee of $3,500 (provided that only one such fee shall be required in the case of multiple assignments by a Purchaser on a single day to funds that invest in bank loans and financial assets of a type similar to the Receivable Interests that are advised by the same investment adviser if such funds are not Approved Funds) and (iv) except in the case of an assignment by a Purchaser to an Affiliate of such Purchaser, to another Purchaser or to an Approved Fund of such Purchaser), the consent of the Agent (and, in the case of an assignment of all or a portion of a Commitment, regardless of the identity of the assignee, the Swing Purchaser) and, unless an Event of Termination has occurred and is continuing, the Seller shall first have been obtained (which consent may not be unreasonably withheld); and provided, further, that any assignment to an Approved Fund of a Purchaser that is a collateralized debt obligation vehicle shall permit a pledge by such Assignee of the assigned rights and obligations in favor of an indenture trustee for the securities issued by such Assignee.  Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the later of (x) the date the Agent receives the executed Assignment and Acceptance and (y) the date of such Assignment and Acceptance, (1) the Assignee thereunder shall be a party hereto and shall have all the rights and obligations of a Purchaser hereunder and (2) the assigning Purchaser shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment and acceptance, relinquish its rights and be released from its obligations under this Agreement.

(b)            By executing and delivering an Assignment and Acceptance, the assigning Purchaser and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Purchaser makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto, or the perfection, priority or value of any ownership interest or security interest created or purported to be created hereunder or under the Receivables Sale Agreement; (ii) the assigning Purchaser makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller, the Servicer or any Originator or the performance or observance by the Seller, the Servicer or any Originator of any of their respective obligations under this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received copies of this Agreement and the other Transaction Documents, together with such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, any of its Affiliates, the assigning Purchaser or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents and the other instruments and documents furnished pursuant hereto; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Transaction Documents and the other instruments and documents furnished pursuant hereto as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) such Assignee appoints as its agent the Servicer from time to time designated pursuant to Section 6.1 to enforce its respective rights and interests in and under the Pool Receivables and the Related Security and Collections with respect thereto and the related Contracts; and (vii) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Purchaser.

(c)            Upon its receipt of an Assignment and Acceptance executed by any assigning Purchaser and an Assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Seller and the Servicer.

(d)           Any Purchaser may, in connection with any assignment or proposed assignment pursuant to Section 9.1, disclose to the assignee or proposed assignee any information relating to any Transaction Party or any Subsidiary furnished to the Purchasers by or on behalf of such Transaction Party or such Subsidiary, as applicable; provided that, prior to any such disclosure, each such assignee or proposed assignee shall execute an agreement whereby such assignee or proposed assignee shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Transaction Parties and any Subsidiary received from the Agent or the Purchasers.

(e)    Notwithstanding anything to the contrary contained herein, any Purchaser (a Granting Purchaser) may grant to a special purpose funding vehicle (an SPC) of such Granting Purchaser, identified as such in writing from time to time by the Granting Purchaser to the Agent and the Seller, the option to provide to the Seller all or any part of any Purchase that such Granting Purchaser would otherwise be obligated to make to the Seller pursuant to Section 2.2, provided that (i) nothing herein shall constitute a commitment to make any Purchase by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Purchase, the Granting Purchaser shall be obligated to make such Purchase pursuant to the terms hereof.  The making of a Purchase by an SPC hereunder shall be deemed to utilize the Commitments of all the Purchasers to the same extent, and as if, such Purchase were made by the Granting Purchaser.  Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Purchaser would otherwise be liable, for so long as, and to the extent, the related Granting Purchaser makes such payment.  In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.1, any SPC may assign all or a portion of its interests in any Receivable Interests to its Granting Purchaser or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Purchases made by such SPC or to support the securities (if any) issued by such SPC to fund such Purchases; provided, however, that except in the case of an assignment to a Granting Purchaser or a financial institution that is either an affiliate of such SPC or another Purchaser, the Agent and, unless an Event of Termination has occurred and is continuing, the Seller must consent to such assignment in writing (which consent may not be unreasonably withheld). Each SPC shall execute an agreement whereby such SPC shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Transaction Parties and its Affiliates received from the Agent or Purchasers.

Section 9.2     The Register.

The Agent, acting solely for this purpose as an agent of the Seller, shall maintain at its office referred to in Section 11.3 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the Register) for the recordation of the names and addresses of the Purchasers and the Commitment of, and each Receivable Interest owned by, each Purchaser from time to time, which Register shall be available for inspection by the Seller or any Purchaser (but, in the case of any Purchaser, only with respect to the entries in the Register applicable to such Purchaser and the names of any other Purchasers) at any reasonable time upon reasonable prior notice.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register as a Purchaser hereunder for all purposes of this Agreement.  No Assignment and Acceptance shall be effective until it is entered in the Register.

Section 9.3     Participations.

With the prior written consent of the Agent, each Purchaser may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Transaction Documents (including all its rights and obligations with respect to Receivable Interests).  The terms of such participation shall not, in any event, require the participants consent to any amendments, waivers or other modifications of any provision of any Transaction Documents, the consent to any departure by any Transaction Party therefrom, or to the exercising or refraining from exercising any powers or rights such Purchaser may have under or in respect of the Transaction Documents (including the right to enforce the obligations of any Transaction Party), except if any such amendment, waiver or other modification or consent would reduce the amount, or postpone any date fixed for, any amount (whether of Capital, Yield or fees) payable to such participant under the Transaction Documents, to which such participant would otherwise be entitled under such participation.  In the event of the sale of any participation by any Purchaser, (w) such Purchasers obligations under the Transaction Documents shall remain unchanged, (x) such Purchaser shall remain solely responsible to the other parties for the performance of such obligations, (y) such Purchaser shall remain the holder of such Capital for all purposes of this Agreement and (z) the Seller, the Agent and the other Purchasers shall continue to deal solely and directly with such Purchaser in connection with such Purchasers rights and obligations under this Agreement.  Each participant shall be entitled to the benefits of Sections 2.12(a), 2.13 and 2.14 as if it were a Purchaser; provided, however, that anything herein to the contrary notwithstanding, the Seller shall not, at any time, be obligated to make under Section 2.12(a), 2.13 or 2.14 to the participants in the rights and obligations of any Purchaser (together with such Purchaser) any payment in excess of the amount the Seller would have been obligated to pay to such Purchaser in respect of such interest had such participation not been sold.  Any Purchaser may, in connection with any participation or proposed participation pursuant to Section 9.3, disclose to the participant or proposed participant any information relating to any Transaction Party or any Subsidiary furnished to the Purchasers by or on behalf of such Transaction Party or such Subsidiary, as applicable; provided that, prior to any such disclosure, each such participant or proposed participant shall execute an agreement whereby such participant or proposed participant shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Transaction Parties and any Subsidiary received from the Agent or the Purchasers.  Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Seller, maintain a register on which it enters the name and address of each participant and the amounts of each participants participation (the Participant Register).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Purchaser shall treat each such Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

ARTICLE X

Indemnification

Section 10.1          Indemnities.

Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, and whether or not any of the transactions contemplated hereby are consummated, (A) the Seller hereby agrees, severally and not jointly, to indemnify each Indemnified Party from and against, and hold each thereof harmless from, any and all claims, losses, liabilities, costs and expenses of any kind whatsoever (including, without limitation, reasonable attorneys fees and expenses) (all of the foregoing being collectively referred to as Indemnified Amounts) arising out of, or resulting from, in whole or in part, one or more of the following: (a) this Agreement or any other Transaction Document (other than the Undertaking or the Servicers activities as Servicer) to which it is a party; (b) the use of proceeds of any Purchase or reinvestment; (c) the interest of any Purchaser in any Receivable, any Contract or any Related Security; or (d) any transaction contemplated by this Agreement or any other Transaction Document (other than the Undertaking) to which it is a party; and (B) the Servicer hereby agrees, severally and not jointly, to indemnify each Indemnified Party for Indemnified Amounts arising out of or resulting from the Undertaking or the Servicers activities as Servicer or Buyers Servicer hereunder or under the other Transaction Documents; excluding, however, in all of the foregoing instances under clauses (A) and (B) above, Indemnified Amounts (1) to the extent resulting from (x) the gross negligence or willful misconduct on the part of such Indemnified Party or, (y) the failure to collect amounts in respect of a Pool Receivable, to the extent such failure results from a discharge of the Obligor with respect thereto in a proceeding in respect of such Obligor under applicable bankruptcy laws or otherwise results from the Obligors financial inability to pay such amounts or (2) that are subject to the exclusions from reimbursement or payment therefor under Section 2.14.  Without limiting or being limited by the foregoing and whether or not any of the transactions contemplated hereby are consummated, the applicable Seller Party shall pay within five Business Days after demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts which relate to or result from, or which would not have occurred but for, one or more of the following:

  (i)               any Receivable becoming a Pool Receivable which is stated to be, but is not, an Eligible Receivable;

 (ii)               any representation or warranty or statement made or deemed made by such Seller Party (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any Seller Report or other document delivered or to be delivered in connection herewith or with any other Transaction Document being incorrect in any material respect when made or deemed made or delivered;

(iii)               the failure by such Seller Party to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract or any Related Security with respect thereto; or the failure of any Pool Receivable or the related Contract or any Related Security with respect thereto to conform to any such applicable law, rule or regulation;

(iv)              the failure to vest in the Purchaser of a Receivable Interest a first priority perfected undivided percentage ownership interest, to the extent of such Receivable Interest, in each Receivable in, or purported to be in, the Receivables Pool and the Related Security and Collections in respect thereof, free and clear of any Lien (except for Liens created pursuant to the Transaction Documents and Permitted Liens); or the failure of the Seller to have obtained a first priority perfected ownership interest in the Pool Receivables and the Related Security and Collections with respect thereto transferred or purported to be transferred to the Seller under the Receivables Sale Agreement, free and clear of any Lien (except for Liens created pursuant to the Transaction Documents);

 (v)               the failure of such Seller Party to have filed, or any delay by such Seller Party in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable in, or purported to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any Purchase or reinvestment or at any subsequent time unless such failure results directly and solely from the Agents failure to take appropriate action;

(vi)              any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor to the payment of any Receivable in, or purported to be in, the Receivables Pool (including, without limitation, any defense based on the fact or allegation that such Receivable or the related Contract is not a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services;

(vii)               any failure of such Seller Party to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document or to perform its duties or obligations under any Contract;

(viii)              any product liability, personal injury, copyright infringement, theft of services, property damage, or other breach of contract, antitrust, unfair trade practices or tortious claim arising out of or in connection with the subject matter of any Contract or out of or in connection with any transaction contemplated by this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or such Contract;

 (ix)               the commingling by such Seller Party of Collections of Pool Receivables at any time with other funds;

  (x)              any action or omission by such Seller Party reducing or impairing the rights of any Purchaser of a Receivable Interest under this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto or with respect to any Pool Receivable;

 (xi)              any cancellation or modification of a Pool Receivable, the related Contract or any Related Security, whether by written agreement, verbal agreement, acquiescence or otherwise, unless such cancellation or modification was made by or with the express consent of the Agent or a Servicer that is not an Originator or an Affiliate of an Originator; provided that in no event shall Indemnified Amounts include any unpaid portion of a Pool Receivable effected by any such cancellation or modification;

(xii)              any investigation, litigation or proceeding related to or arising from this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto, or any transaction contemplated by this Agreement or any Contract or the use of proceeds from any Purchase or reinvestment pursuant to this Agreement, or the ownership of, or other interest in, any Receivable, the related Contract or Related Security;

   (xiii)               the existence of any Lien (except for Liens created pursuant to the Transaction Documents and Permitted Liens) against or with respect to any Restricted Account or any Pool Receivable, the related Contract or the Related Security or Collections with respect thereto;

   (xiv)              any failure by such Seller Party to pay when due any taxes, including without limitation sales, excise or personal property taxes, payable by such Seller Party in connection with any Receivable or the related Contract or any Related Security with respect thereto;

(xv)              any claim brought by any Person other than an Indemnified Party arising from any activity of such Seller Party in servicing, administering or collecting any Pool Receivable; or

   (xvi)              any failure by any Lock-Box Bank or other depositary bank at which a Restricted Account is maintained to comply with the terms of the Transaction Document governing such Restricted Account to which it is a party.

ARTICLE XI

Miscellaneous

Section 11.1   Amendments, Etc.

No amendment or waiver of any provision of this Agreement or the Intercreditor Agreement, and no consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Agent and the Required Purchasers and, in the case of any such amendment, the Seller and the Servicer and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(a)           without the prior written consent of each Purchaser,

  (i)               amend the definitions ofEligible Receivable, Net Receivables Pool Balance,Required Net Receivables Pool Balance or Super Majority Purchasers, Required Purchasers; or

 (ii)               amend, modify or waive any provision of this Agreement in any way which would

(A)    reduce the amount of a Capital Investment or Yield that is payable on account of any Receivable Interest or delay any scheduled date for payment thereof or reduce the Applicable Margin or change the order of application of Collections to the payment thereof, or

(B)    impair any rights expressly granted to such Purchaser under this Agreement, or

(C)    reduce fees payable by the Seller to or for the account of such Purchaser hereunder or delay the dates on which such fees are payable, or

 (iii)              amend or waive the Event of Termination contained in Section 7.1(f) relating to the bankruptcy of any Transaction Party, or amend or waive the Event of Termination contained in Section 7.1(n) relating to the Net Receivables Pool Balance, or

     (iv)              change the percentage of Commitments, or the number of Purchasers or Purchasers, which shall be required for the Purchasers or any of them to take any action hereunder, or

 (v)               amend this Section 1.11, or

(vi)               extend the Commitment Termination Date, or

   (vii)               increase the amount of the Total Commitment, or

  (viii)               reduce the Reserve Percentage, or amend the definition of Reserve Percentage, in each case such that the Reserve Percentage is reduced, below 15%;

(b)           without the consent of the applicable Purchaser, increase the Commitment of such Purchaser, subject such Purchaser to any additional obligations, or decrease the Receivable Interest of such Purchaser; and

(c)           without the consent of the Super Majority Purchasers, amend the definitions of Receivable Asset Availability, Receivables Excess Availability, Total Asset Availability or Total Excess Availability or amend, or waive any Event of Termination or Potential Event of Termination arising under, Section 7.1(o) hereof;

provided, however, that the Agent shall not, without the prior written consent of the Required Purchasers, either agree to any amendment or waiver of any other provision of the Undertaking or any provision of the Intercreditor Agreement or other Transaction Document or consent to any departure from the Undertaking or the Intercreditor Agreement or other Transaction Document by any party thereto, and provided further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Purchasers required above to take such action, affect the rights or duties of the Agent under this Agreement or the other Transaction Documents, and (y) no amendment, waiver or consent shall, unless in writing and signed by the Swing Purchaser in addition to the Purchasers required above to take such action, affect the rights or duties of the Swing Purchaser under this Agreement or the other Transaction Documents.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Purchasers, the consent of the Required Purchasers is obtained but the consent of other Purchasers whose consent is required is not obtained (any such Purchaser whose consent is not obtained being referred to as a Non-Consenting Purchaser), then, so long as the Purchaser that is the same entity as the Agent is not a Non-Consenting Purchaser, at the Sellers request, the Agent (in its sole discretion) or an Assignee with the Agents consent (not to be unreasonably withheld) shall have the right (but shall have no obligation) to purchase from such Non-Consenting Purchaser, and such Non-Consenting Purchaser agrees that it shall, upon the Agents request, sell and assign to the Purchaser that is the same entity as the Agent or to such Assignee, all of the Commitment and Receivable Interest of such Non-Consenting Purchaser for an amount equal to the outstanding Capital represented by the Receivable Interest of the Non-Consenting Purchaser plus all accrued Yield and fees with respect thereto through the date of sale less unamortized upfront fees, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.

It is understood that the operation of Section 2.19 in accordance with its terms is not an amendment subject to this Section 11.1.

No failure on the part of any Purchaser or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 11.2          Right of Set-off.

Each Purchaser is hereby authorized by the Seller upon the occurrence and during the continuance of an Event of Termination, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Purchaser to or for the credit or the account of the Seller against any and all of the obligations of the Seller now or hereafter existing under this Agreement to such Purchaser, irrespective of whether or not any formal demand shall have been made under this Agreement and although such obligations may be unmatured.  Each Purchaser agrees promptly to notify the Seller after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Purchaser under this Section 11.2 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Purchaser may have.

Section 11.3          Notices, Etc.

All notices and other communications hereunder shall, unless otherwise stated herein, be given in writing or by any telecommunication device capable of creating a written record (including, with respect to Approved Electronic Communications and other notices and communications described below, electronic mail), (i) to each of the Seller, the Servicer, the Agent and the Initial Purchasers, at its address set forth under its name on the signature pages hereof, (ii) to each Purchaser other than the Initial Purchasers, at its address specified on the Assignment and Acceptance pursuant to which it became a Purchaser hereunder or (iii) to any party hereto at such other address as shall be designated by such party in a notice to the other parties hereto given as provided herein.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.3 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.3.

Notices and other communications to the Purchasers hereunder not constituting Approved Electronic Communications may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II or III unless otherwise agreed by the Agent and the applicable Purchaser.  Each of the Agent, the Seller and the Servicer may, in its discretion, agree to accept notices and other communications to it hereunder or under any other Transaction Document that do not constitute Approved Electronic Communications, by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 11.4          Binding Effect; Assignability.

This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns, except that neither the Seller, any Originator nor the Servicer shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of all Purchasers.  This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Termination Date, as no Capital or any other obligation of the Seller, any Originator or the Servicer under any Transaction Document shall be outstanding; provided, however, that rights and remedies with respect to the provisions of Sections 2.12, 2.13, 2.14, 10.1, 11.5, 11.6, and 11.8 shall be continuing and shall survive any termination of this Agreement.

Section 11.5          Costs and Expenses.

The Seller shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell, special counsel for the Agent and any local counsel retained by them, in connection with the syndication of the receivables facilities provided for herein, the preparation and administration of the Transaction Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Agent or any Purchaser, including the fees, charges and disbursements of any counsel for the Agent or any Purchasers, in connection with the enforcement or protection of its rights in connection with any Transaction Document, including its rights under this Section, or in connection with the Receivable Interests, including all such out-of-pocket expenses incurred during any workout or restructuring in respect of such Receivable Interests.  It is understood that reimbursement of the Agent in respect of matters covered by Section5.1(f) and Section5.4(f) of this Agreement is subject to the applicable limitations specified herein.

Section 11.6          Confidentiality.

Each of the Agent, the Asset Agent, the Purchasers and the SPCs (as defined in Section 9.1(e)) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Transaction Document or any suit, action or proceeding relating to any Transaction Document or the enforcement of rights thereunder, (f) subject to obtaining a written agreement containing provisions substantially the same as those of this Section from the intended recipient of such Information, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement (including any assignee or any prospective assignee of an SPC of the type described in the last sentence of Section 9.1(e)), (g) with the consent of the Seller or any other Transaction Party, (h) for purposes of Section 9.1(e) only, to any rating agency (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Transaction Parties and their Subsidiaries received by it from such Purchaser), (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Purchaser on a nonconfidential basis from a source other than the Transaction Parties or (j) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to such contractual counterpartys professional advisor) so long as the recipient of such Information agrees to be bound by the provisions of this Section.  For the purposes of this Section, Information means all information received from the Transaction Parties relating to the Transaction Parties and their Affiliates or their respective businesses, other than any such information that is available to the Agent or any Purchaser on a nonconfidential basis prior to disclosure by any Transaction Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding any other provision herein, each Purchaser and the Agent (and each employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, any information with respect to the tax treatment and tax structure (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Purchaser relating to such tax treatment and tax structure.

Section 11.7          Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 11.8          Jurisdiction, Etc.

(a)           Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan, the City of New York, or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b)           Each of the parties hereto hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Transaction Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to such party, as the case may be, at its address specified in Section 11.3.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Nothing contained in this Section 11.8 shall affect the right of the parties hereto to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction.

Section 11.9          Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery by telecopier, pdf or other electronic means of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

Section 11.10        Intent of the Parties.

It is the intention of the parties hereto that each Purchase and reinvestment shall convey to each Purchaser, to the extent of its Receivable Interests, an undivided ownership interest in the Pool Receivables, and the Related Security and Collections in respect thereof and that such transaction shall constitute a purchase and sale and not a secured loan for all purposes other than for federal income tax purposes.  If, notwithstanding such intention, the conveyance of the Receivable Interests from the Seller to any Purchaser shall ever be recharacterized as a secured loan and not a sale, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under applicable law, and the Seller hereby grants to the Agent for the benefit of itself and each such Purchaser a security interest in all of the Sellers right, title and interest in, to and under the Pool Receivables and the Related Security and Collections in respect thereof, the Restricted Accounts and all proceeds thereof and any Cash Assets and any cash collateral under this Agreement free and clear of Liens (except for Permitted Liens).

Section 11.11        Entire Agreement.

This Agreement and the other Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, relating to the subject matter hereof.

Section 11.12        Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.13       Waiver of Jury Trial.

Each of the parties hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the other Transaction Documents, the Purchases or the actions of the Agent or any Indemnified Party in the negotiation, administration, performance or enforcement hereof or thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date above written.

LYONDELLBASELL RECEIVABLES I, LLC, as Seller

By:	/s/ Karen A. Twitchell
Name: Karen A. Twitchell
Title: Vice President and Treasurer

Address: 1221 McKinney, Suite 700 Houston, TX 77010

	Attention:	Assistant Treasurer

Telephone No.: 713/652-7200
Telecopier No.: 713/652-4598

[Receivables Purchase Agreement]

LYONDELL CHEMICAL COMPANY, as Servicer

By:	/s/ Karen A. Twitchell
Name: Karen A. Twitchell
Title: Vice President and Treasurer

Address: 1221 McKinney, Suite 700 Houston, TX 77010

	Attention:	Assistant Treasurer

Telephone No.: 713/652-7200
Telecopier No.: 713/652-4598

[Receivables Purchase Agreement]

CITIBANK, N.A.,
as Administrative Agent and as Asset Agent

By:	/s/ Matthew Paquin
Name: Matthew Paquin
Title: Vice President

Address:	388 Greenwich Street
19th Floor
New York, New York 10013

Attention: David Jaffe

Telephone No.: (212) 816-2329
Telecopier No.: (212) 816-2613

[Receivables Purchase Agreement]

JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS CITIGROUP GLOBAL MARKETS INC.
as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Keith R. Gerding
Name: Keith R. Gerding
Title: Director & Vice President

Address:	388 Greenwich Street
19th Floor
New York, New York 10013

Attention: David Jaffe

Telephone No.: (212) 816-2329
Telecopier No.: (212) 816-2613

[Receivables Purchase Agreement]

GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Michael Marsh
Name: Michael Marsh
Title: Vice President

Address: 85 Broad Street New York NY 10004

Attention: David Wright

Telephone No.: +44 20 7774 6990
Telecopier No.: +44 20 7552 7070

[Receivables Purchase Agreement]

MERRILL LYNCH CAPITAL CORPORATION, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Amand] Melani
Name: Amand Melani
Title: VP

Address:

Attention:

Telephone No.:
Telecopier No.:

[Receivables Purchase Agreement]

ABN AMRO BANK, N.V.

By:	/s/ [not legible] /s/ [not legible]
Name:[not legible] [not legible]
Title: Executive Director Assistant Director

Address:

Attention:

Telephone No.:
Telecopier No.:

[Receivables Purchase Agreement]